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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182380

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

General Growth Properties, Inc.

6.375% Series A Cumulative Redeemable Preferred Stock (Liquidation Preference $25.00 Per Share)	$287,500,000	$39,215

(1)
Reflects the potential issuance of additional securities pursuant to an over-allotment option.

(2)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 27, 2012)

10,000,000 Shares

General Growth Properties, Inc.

6.375% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)

            We are offering 10,000,000 shares of our 6.375% Series A Cumulative Redeemable Preferred Stock, which we refer to in this prospectus supplement as the Series A preferred stock. Holders of Series A preferred stock will be entitled to cumulative dividends (whether or not declared) from, and including, the date of original issuance at the rate of 6.375% per year of the $25.00 liquidation preference per share (equivalent to an annual rate of $1.59375 per share). Dividends on the Series A preferred stock will be payable quarterly in arrears on the first day of January, April, July and October of each year (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day) when, as and if declared by our board of directors, beginning on April 1, 2013.

            We may not redeem the Series A preferred stock prior to February 13, 2018, except pursuant to the special optional redemption and REIT qualification optional redemption provisions described in this prospectus supplement. On or after February 13, 2018, we may, at our option, redeem the Series A preferred stock, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends to, but not including, the date of redemption (referred to herein as the optional redemption). In addition, upon the occurrence of a change of control described herein, as a result of which neither our common stock nor the common securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such securities) is listed on the New York Stock Exchange, or NYSE, the NYSE MKT, or the NYSE MKT, or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series A preferred stock, in whole or in part within 120 days after the first date on which such change of control occurred, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends to, but not including, the date of redemption (referred to herein as the special optional redemption). Further, if the redemption of a holder's Series A preferred stock is required to prevent a violation of our Ownership Limit (as defined herein), then we may, at our option, redeem the Series A preferred stock of such holder, in such amount required to preserve such qualification, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends to, but not including, the date of redemption (referred to herein as the REIT qualification optional redemption). If we exercise any of our redemption rights relating to shares of Series A preferred stock, the holders of Series A preferred stock will not have the conversion right described below with respect to the shares of Series A preferred stock called for redemption.

            Upon the occurrence of a change of control described herein, as a result of which neither our common stock nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) is listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on a successor exchange or quotation system, each holder of Series A preferred stock will have the right (unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem the Series A preferred stock in which case such holder will have the right only with respect to shares not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends)) to convert some or all of the Series A preferred stock held by such holder into a number of shares of our common stock per share of Series A preferred stock to be converted equal to the lesser of:

  •
  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A preferred stock dividend payment and prior to the corresponding Series A preferred stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

  •
  2.4679, or the Share Cap, subject to certain adjustments described in this prospectus supplement;

subject, in each case, to provisions for the receipt of alternative consideration and other conditions as described in this prospectus supplement.

            The Series A preferred stock has no stated maturity and is not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our common stock in connection with a change of control. Holders of shares of the Series A preferred stock will have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other limited circumstances or as required by law.

            We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. Our charter contains certain restrictions relating to ownership and transfer of our stock to assist us in complying with certain federal income tax requirements applicable to REITs.

            No market currently exists for the Series A preferred stock. We intend to file an application to list the Series A preferred stock on the NYSE under the symbol "GGP PrA". If the application is approved, trading of the Series A preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the Series A preferred stock. We have not sought to obtain a rating for the Series A preferred stock.

            Investing in the Series A preferred stock involves risks. See "Risk Factors" beginning on page S-17 of this prospectus supplement and under "Item 1A. Risk Factors" beginning on page 7 of Exhibit 99.1 to our Current Report on Form 8-K, filed on June 27, 2012, and subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference herein, to read about factors you should consider before buying our Series A preferred stock.

            Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)

Price to public	$25.0000	$250,000,000

Underwriting discount	$ 0.7875	$ 7,875,000

Proceeds, before expenses, to us	$24.2125	$242,125,000

(1)
Assumes no exercise of the underwriters' over-allotment option described below.

            We have granted the underwriters an option to purchase up to an additional 1,500,000 shares of the Series A preferred stock at the public offering price per share, less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

            The underwriters expect to deliver the Series A preferred stock in book entry-form only, through the facilities of The Depository Trust Company ("DTC"), against payment in New York, New York on or about February 13, 2013, which is the fifth business day following the pricing of this offering.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	UBS Investment Bank	Wells Fargo Securities

Joint Lead Managers

RBC Capital Markets	Citigroup	J.P. Morgan

Prospectus Supplement dated February 6, 2013

        We are responsible for the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated herein or therein is accurate as of any date other than the respective dates of such documents, and, except as required by law, we are not obligated, and do not intend to, update or reissue them as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in the Series A preferred stock. The documents incorporated by reference herein are described under "Incorporation of Certain Documents by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of Series A preferred stock. The accompanying prospectus contains information about our securities generally, some of which does not apply to the Series A preferred stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

        Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms "our," "us" and "we" as used in this prospectus supplement refer to General Growth Properties, Inc. and its subsidiaries. Substantially all of our business is conducted through General Growth Properties Limited Partnership (the "Operating Partnership" or "GGPLP").

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We incorporate by reference in this prospectus supplement the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the completion of this offering; provided, however, that we are not incorporating any information that we furnish rather than file. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, as amended by our Current Report on Form 8-K filed with the SEC on June 27, 2012;

  •
  our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 9, 2012, for the quarterly period ended on June 30, 2012, filed with the SEC on August 6, 2012 and for the quarterly period ended on September 30, 2012, filed with the SEC on November 5, 2012;

  •
  our Current Reports on Form 8-K filed with the SEC on January 19, 2012, April 3, 2012, May 1, 2012 (Item 5.07), May 4, 2012, June 27, 2012, July 2, 2012, August 15, 2012, December 3, 2012 and January 30, 2013;

  •
  our Definitive Proxy Statement and additional materials on Schedule 14A, filed on March 16, 2012; and

  •
  the description of our common stock contained in Amendment 1 to our Registration Statement on Form 8-A filed with the SEC on November 5, 2010.

        Copies of all documents which are incorporated by reference in this prospectus supplement and the accompanying prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus supplement, to whom this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request. Requests should be directed to General Growth Properties, Inc., 110 N. Wacker Drive, Chicago, Illinois 60606, Attention: Investor Relations, Telephone No. (312) 960-5000.

FORWARD-LOOKING INFORMATION

        We may make forward-looking statements in this prospectus supplement and in reports which we file with the SEC.

        Forward-looking statements include:

  •
  descriptions of plans or objectives of our management for debt repayment or restructuring, modification, extension and strategic alternatives, including capital raises and asset sales and future operations;

  •
  projections of our revenues, income, earnings per share, Funds From Operations ("FFO"), Net Operating Income ("NOI"), capital expenditures, income tax and other contingent liabilities, dividends, leverage, capital structure or other financial items;

  •
  forecasts of our future economic performance; and

  •
  descriptions of assumptions underlying or relating to any of the foregoing.

        In this prospectus supplement and in the documents incorporated by reference herein, for example, we make forward-looking statements discussing our expectations about:

  •
  our ability to achieve cost savings, and renew and enter into leases on favorable terms;

  •
  our ability to reduce our debt or other liquidity goals within our expected time frame or at all;

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  recovery of the global economy, and our expectation that improvements in economic factors will drive improvements in our business;

  •
  our properties being located in favorable market areas with potential for future growth;

  •
  our ability to attract quality tenants and improve our occupancy cost, recovery revenue and occupancy rate; and

  •
  the redevelopment of our properties and expectations about current projects underway at our properties.

        Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "would" or similar expressions. Forward-looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made and we might not update them to reflect changes that occur after the date they are made.

        Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include but are not limited to:

  •
  economic conditions, especially in the retail sector, which may have an adverse effect on our revenues and available cash, including our ability to lease and collect rent, bankruptcy or store closures of tenants, department store productivity, co-tenancy provisions and ability to attract new tenants;

  •
  our inability to buy and sell real estate quickly;

  •
  the fact that we invest primarily in regional malls and other properties, which are subject to a number of significant risks which are beyond our control;

  •
  risks associated with the redevelopment and expansion of properties;

  •
  our lack of an operating history of our own and dependence on our subsidiaries for cash;

  •
  our inability to qualify as a REIT or maintain our status as a REIT;

  •
  an attempt to acquire us may be hindered by an ownership limit, certain anti-takeover defenses and applicable law;

  •
  the possibility of significant variations from the projections filed in the bankruptcy court and our actual financial results;

  •
  the possibility of the sponsors of our bankruptcy reorganization plan and other significant stockholders having substantial control of our company, whose interests may be adverse to ours or yours;

  •
  our indebtedness; and

  •
  the other risks described in "Item 1A—Risk Factors" beginning on page 7 of Exhibit 99.1 to our Current Report on Form 8-K, filed on June 27, 2012, and our subsequently filed Quarterly Reports on Form 10-Q and other risks described from time to time in periodic and current reports that we file with the SEC.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary may not contain all the information that may be important to you in deciding whether to invest in our Series A preferred stock. You should read this entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the risk factors, the financial statements and related notes before making an investment decision. Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms "our," "us" and "we" as used in this prospectus supplement refer to General Growth Properties, Inc. ("GGP") and its subsidiaries. Substantially all of our business is conducted through GGPLP.

 The Company

        We are a leading real estate owner and operator of high quality regional malls with, as of December 31, 2012, an ownership interest, either entirely or with joint venture partners, of 144 regional malls (126 domestic and 18 in Brazil) comprising approximately 135 million square feet of gross leasable area, or GLA. Based on the number of regional malls in our portfolio and GLA, we are the second largest owner of regional malls in the United States. We also own stand-alone office properties, community shopping centers and hybrid mixed-use properties.

        Of our 126 domestic regional malls as of December 31, 2012, 70 are considered Class A regional malls and have average tenant sales of approximately $635 per square foot. These high quality malls include:

  •
  Ala Moana in Honolulu, Hawaii

  •
  Fashion Show in Las Vegas, Nevada

  •
  The Shoppes at The Palazzo in Las Vegas, Nevada

  •
  Christiana Mall in Newark, Delaware

  •
  Pioneer Place in Portland, Oregon

  •
  Whalers Village in Lahaina, Hawaii

        If you want to find more information about us, please see the sections entitled "Incorporation of Certain Documents by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

Recent Developments

Results for Fourth Quarter and Full Year 2012

        On February 4, 2013, we reported results for the three months and year ended December 31, 2012.

  Statement of Operations Data

        For the three months ended December 31, 2012, revenues were approximately $675.7 million, compared to revenues of approximately $644.0 million for the three months ended December 31, 2011. For the year ended December 31, 2012, revenues were approximately $2.51 billion, compared to revenues of approximately $2.44 billion for the year ended December 31, 2011.

        For the three months ended December 31, 2012, operating income was approximately $254.0 million, compared to operating income of approximately $185.9 million for the three months ended December 31, 2011. For the year ended December 31, 2012, operating income was approximately $743.0 million, compared to operating income of approximately $621.7 million for the year ended December 31, 2011.

        Net income attributable to common stockholders, which was impacted primarily by depreciation expense, a net gain on extinguishment of debt and a non-cash accounting adjustment for outstanding warrants, was $32.2 million, or $0.04 per diluted share, for the three months ended December 31, 2012, as compared to a net loss attributable to common stockholders of $367.8 million, or $0.39 loss per diluted share, for the three months ended December 31, 2011. The non-cash accounting adjustment for outstanding warrants reduced income from continuing operations for the three months ended December 31, 2012 by $89.2 million and for the three months ended December 31, 2011 by $264.4 million.

        Net loss attributable to common stockholders, which was impacted primarily by depreciation expense, provisions for impairment, a net gain on extinguishment of debt and a non-cash accounting adjustment for outstanding warrants, was $481.2 million, or $0.52 loss per diluted share, for the year ended December 31, 2012, as compared to a net loss attributable to common stockholders of $313.2 million, or $0.37 loss per diluted share, for the year ended December 31, 2011. The non-cash accounting adjustment for outstanding warrants reduced income from continuing operations for the year ended December 31, 2012 by $502.2 million whereas the adjustment for the year ended December 31, 2011 increased income from continuing operations by $55.0 million.

  Company Net Operating Income

  •
  For the three months ended December 31, 2012, NOI was approximately $595.8 million, compared to NOI of approximately $560.8 million for the three months ended December 31, 2011.

  •
  For the year ended December 31, 2012, NOI was approximately $2.15 billion, compared to NOI of approximately $2.05 billion for the year ended December 31, 2011.

  Company Earnings Before Interest, Taxes, Depreciation and Amortization

  •
  For the three months ended December 31, 2012, EBITDA was approximately $556.9 million, compared to EBITDA of approximately $508.2 million for the three months ended December 31, 2011.

  •
  For the year ended December 31, 2012, EBITDA was approximately $2.00 billion, compared to EBITDA of approximately $1.86 billion for the year ended December 31, 2011.

  Company Funds from Operations

  •
  For the three months ended December 31, 2012, FFO was approximately $311.9 million, compared to FFO of approximately $252.9 million for the three months ended December 31, 2011.

  •
  For the year ended December 31, 2012, FFO was approximately $993.9 million, compared to FFO of approximately $874.4 million for the year ended December 31, 2011.

        For definitions of NOI, EBITDA and FFO, and reconciliations of such measures to the most directly comparable GAAP measure, please see "Reconciliations of Non-GAAP Supplemental Financial Measures to GAAP Financial Measures" below.

  Operational Highlights

  •
  Tenant sales increased 6.6% to $545 per square foot on a trailing 12-month basis.

  •
  U.S. Regional mall leased percentage was 96.1% at quarter end, an increase of 40 basis points from December 31, 2011.

  •
  Initial rental rates for leases commencing in 2012 on a suite-to-suite basis increased 10.2%, or $5.74 per square foot, to $61.84 per square foot when compared to the rental rate for expiring leases.

  •
  Leased 3.6 million square feet of anchor and big box space as of December 31, 2012.

  Financing Activities.

        During the three months ended December 31, 2012, the Company repaid $600 million of 6.75% unsecured notes scheduled to mature in May 2013. In connection with the repayment, the Company incurred approximately $15 million of prepayment fees.

        During the three months ended December 31, 2012, the Company obtained $2 billion ($1.8 billion at share) of property-level debt with a weighted-average interest rate of 3.81% and term-to-maturity of 9.9 years. The prior loans had a weighted-average interest rate of 3.88% and a remaining term-to-maturity of 2.9 years. The transactions generated approximately $768 million of net proceeds.

        During the year ended December 31, 2012, the Company obtained $8 billion ($7 billion at share) of property-level debt with a weighted-average interest rate of 4.20% and term-to-maturity of 9.4 years. The prior loans had a weighted-average interest rate of 5.30% and a remaining term-to-maturity of 2.6 years. The transactions generated approximately $1.4 billion of net proceeds and eliminated approximately $1.3 billion of recourse to the Company.

  Investment Activities.

        During the year ended December 31, 2012, the Company acquired an interest in approximately 2.7 million square feet of big box and anchor space for approximately $307 million. In addition, the Company acquired the remaining interest in two partially owned regional malls for $191 million, including assumption of $94 million of debt.

        During the three months ended December 31, 2012, the Company disposed of approximately 3.2 million square feet of gross leasable area for $213 million. The transactions generated approximately $99 million of net proceeds after repayment of property-level debt.

        During the year ended December 31, 2012, the Company disposed of assets comprising approximately 7.1 million square feet of gross leasable area for approximately $525 million. The transactions generated approximately $239 million of net proceeds after repayment of property-level debt.

Subsequent Events

  Purchase of Warrants from Fairholme and Blackstone.

        On January 30, 2013, GGPLP purchased approximately 46 million outstanding warrants to purchase approximately 52 million shares of our common stock pursuant to the following agreements:

  •
  Warrant Purchase Agreement, dated as of January 28, 2013, by and among us, GGPLP, and Fairholme Funds, Inc., on behalf of each of The Fairholme Fund and The Fairholme Focused Income Fund, with respect to 41,071,429 warrants at an aggregate purchase price of approximately $565 million, collectively referred to as Fairholme.

  •
  Warrant Purchase Agreement, dated as of January 28, 2013, by and among us, GGPLP, and certain Blackstone entities, each an affiliate of The Blackstone Group, L.P., with respect to 5,000,000 warrants at an aggregate purchase price of approximately $69 million, collectively referred to as the Blackstone Entities.

        The warrants were scheduled to expire in November 2017. Effective with the transactions, the Blackstone Entities and Fairholme no longer hold any warrants to acquire our common stock. In addition, our purchase of warrants as discussed above will result in approximately $55.8 million of additional warrant liability adjustment expense in the first quarter 2013.

  Borrowing under Revolving Credit Facility.

        On January 29, 2013, we drew $400 million on our revolving credit facility to finance a portion of the purchase of the warrants. The credit facility bears interest at a rate of LIBOR plus 2.50%.

  Redemption of 5.375% Notes Due 2013 Issued by GGP-TRC, LLC.

        On January 16, 2013, we announced that our subsidiary, GGP-TRC, LLC, called its 5.375% Notes due November 26, 2013 (the "GGP-TRC Notes") for redemption on February 14, 2013. The GGP-TRC Notes will be redeemed in cash at the "Make-Whole Price" as defined in the applicable indenture plus accrued and unpaid interest up to, but excluding, the redemption date. As of the close of business on January 14, 2013, there were $91,786,000 of GGP-TRC Notes outstanding. We intend to finance the redemption with available cash and borrowings under our revolving credit facility.

  Dividend Declaration.

        On February 4, 2013, we announced that our Board of Directors declared a first quarter common stock dividend of $0.12 per share payable on April 30, 2013, to stockholders of record on April 16, 2013, representing an increase of $0.01 per share from the prior quarter.

Reconciliations of Non-GAAP Supplemental Financial Measures to GAAP Financial Measures

        We believe that Company Net Operating Income ("NOI") is a useful supplemental measure of our operating performance. We define NOI as operating revenues (rental income, tenant recoveries and other income) less property and related expenses (real estate taxes, property maintenance costs, marketing, other property expenses and provision for doubtful accounts). NOI has been reflected on a proportionate basis (at our ownership share) and excludes the NOI impacts of non-cash and certain non-comparable items such as straight-line rent and intangible asset and liability amortization resulting from acquisition accounting.

        We present Company Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") because we believe certain investors and other users of our financial information use them as measures of our historical operating performance. EBITDA is defined as net income (loss) attributable to common stockholders, adjusted to exclude interest expense net of interest income, warrant adjustment, income tax provision (benefit), discontinued operations, allocations to noncontrolling interests, depreciation and amortization. EBITDA has been reflected on a proportionate basis and excludes certain non-cash and certain non-recurring items such as our NOI adjustments described above, provisions for impairment, emergence reorganization items, strategic initiatives and certain management and administration costs.

        We determine Company Funds from Operations ("FFO") based upon the definition set forth by National Association of Real Estate Investment Trusts ("NAREIT FFO"). We determine NAREIT FFO to be our share of consolidated net income (loss) computed in accordance with generally accepted accounting principles, or GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding cumulative effects of accounting changes, excluding gains and losses from the sales of, or any impairment charges related to, previously depreciated operating properties, plus the allocable portion of NAREIT FFO of unconsolidated joint ventures based upon our economic ownership interest, and all determined on a consistent basis in accordance with GAAP. As with our presentation of NOI and EBITDA, FFO has been reflected on a proportionate basis, and FFO excludes FFO certain items that are non-cash and certain non-comparable items such as our NOI adjustments, EBITDA adjustments, and FFO items such as FFO from discontinued operations from the spin-off of Rouse Properties, Inc., normal adjustments from operating properties such as straight-line, above/below market lease amortization, mark-to-market adjustments on debt and gains on the extinguishment of debt, warrant liability adjustment, and interest expense on debt repaid or settled, all as a result of our emergence, acquisition accounting and other capital contribution or restructuring events.

        We consider FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of our properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, we believe that FFO provides investors with a clearer view of our operating performance. We present FFO as we believe certain investors and other users of our financial information use them as measures of our historical operating performance.

        Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. Because NOI excludes general and administrative expenses, interest expense, retail investment property impairment or non-recoverable development costs, depreciation and amortization, gains and losses from property dispositions, allocations to noncontrolling interests, strategic initiatives, provision for income taxes, discontinued operations and extraordinary items, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact on operations from trends in occupancy rates, rental rates and operating costs. This measure provides an operating perspective not immediately apparent from GAAP operating or net income (loss) attributable to common stockholders. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns. In addition, management believes NOI provides useful information to the investment community about our operating performance. However, due to the exclusions noted above, NOI should only be used as an alternative measure of our financial performance. We present NOI as we believe certain investors and other users of our financial information use them as measures of our historical operating performance.

        We present EBITDA and FFO as they are financial measures widely used in the REIT industry. In order to provide a better understanding of the relationship between our non-GAAP supplemental financial measures of NOI, EBITDA, and FFO, reconciliations have been provided as follows:

  •
  a reconciliation of NOI, EBITDA, and FFO on a proportionate basis;

  •
  a reconciliation of NOI to GAAP operating income (loss);

  •
  a reconciliation of EBITDA to GAAP net income (loss) attributable to common stockholders; and

  •
  a reconciliation of FFO to GAAP net income (loss) attributable to common stockholders has been provided.

        None of our non-GAAP supplemental financial measures represents cash flow from operating activities in accordance with GAAP, none should be considered as an alternative to GAAP net income (loss) attributable to common stockholders and none are necessarily indicative of cash available to fund cash needs. In addition, we have presented such financial measures on a consolidated and unconsolidated basis (at our ownership share) as we believe that given the significance of our operations that are owned through investments accounted for on the equity method of accounting, the detail of the operations of our unconsolidated properties provides important insights into the income and FFO produced by such investments for us as a whole.

Reconciliation of NOI, EBITDA, and FFO

For the Three Months Ended December 31, 2012 and 2011

(In thousands)

	Three Months Ended December 31, 2012 unaudited			Three Months Ended December 31, 2011 unaudited
	Pro Rata Basis	Adjustments	Company	Pro Rata Basis	Adjustments	Company
Property revenues:
Minimum rents	$513,553	$13,248	$526,801	$487,709	$21,228	$508,937
Tenant recoveries	213,015	—	213,015	207,545	—	207,545
Overage rents	43,123	—	43,123	39,176	—	39,176
Other revenue	36,358	—	36,358	31,457	—	31,457

Total property revenues	806,049	13,248	819,297	765,887	21,228	787,115

Property operating expenses:
Real estate taxes	65,494	(1,578)	63,916	67,745	(1,578)	66,167
Property maintenance costs	29,316	—	29,316	27,173	—	27,173
Marketing	14,580	—	14,580	17,193	—	17,193
Other property operating costs	114,856	(1,389)	113,467	114,324	(1,434)	112,890
Provision for doubtful accounts	2,199	—	2,199	2,862	—	2,862

Total property operating expenses	226,445	(2,967)	223,478	229,297	(3,012)	226,285

NOI	$579,604	$16,215	$595,819	$536,590	$24,240	$560,830

Management fees and other corporate revenues	18,199	—	18,199	18,629	(9)	18,620
Property management and other costs	(46,628)	(424)	(47,052)	(56,157)	4,813	(51,344)

NOI after net property management costs	$551,175	$15,791	$566,966	$499,062	$29,044	$528,106

General and administrative	(10,077)	—	(10,077)	(17,054)	(2,828)	(19,882)

EBITDA before provisions for impairment	$541,098	$15,791	$556,889	$482,008	$26,216	$508,224

Provisions for impairment	—	—	—	(916)	916	—

EBITDA	$541,098	$15,791	$556,889	$481,092	$27,132	$508,224

Depreciation on non-income producing assets	(1,615)	—	(1,615)	(1,978)	—	(1,978)
Interest income	1,677	—	1,677	1,454	—	1,454
Preferred unit distributions	(2,310)	—	(2,310)	(2,648)	—	(2,648)
Interest expense:
Default interest	(1,791)	1,791	—	(1,132)	1,132	—
Interest expense relating to extinguished debt	—	—	—	—	—	—
Mark-to-market adjustments on debt	(2,696)	2,696	—	5,375	(5,375)	—
Write-off of mark-to-market adjustments on extinguished debt	(287)	287	—	148	(148)	—
Debt extinguishment expenses	(15,007)	15,007	—	36	(36)	—
Interest on existing debt	(243,439)	—	(243,439)	(255,883)	—	(255,883)
Warrant liability adjustment	(89,153)	89,153	—	(264,418)	264,418	—
Provision for income taxes	(3,650)	3,650	—	(919)	919	—
FFO from discontinued operations	51,376	(50,714)	662	7,826	(4,081)	3,745

FFO	$234,203	$77,661	$311,864	$(31,047)	$283,961	$252,914

Reconciliation of NOI, EBITDA, and FFO

For the Twelve Months Ended December 31, 2012 and 2011

(In thousands)

	Twelve Months Ended December 31, 2012 unaudited			Twelve Months Ended December 31, 2011 unaudited
	Pro Rata Basis	Adjustments	Company	Pro Rata Basis	Adjustments	Company
Property revenues:
Minimum rents	$1,947,218	$29,688	$1,976,906	$1,879,546	$25,819	$1,905,365
Tenant recoveries	855,860	—	855,860	850,263	—	850,263
Overage rents	86,035	—	86,035	73,283	—	73,283
Other revenue	104,958	—	104,958	90,040	—	90,040

Total property revenues	2,994,071	29,688	3,023,759	2,893,132	25,819	2,918,951

Property operating expenses:
Real estate taxes	271,389	(6,312)	265,077	270,176	(6,312)	263,864
Property maintenance costs	102,835	—	102,835	110,107	—	110,107
Marketing	41,530	—	41,530	41,823	—	41,823
Other property operating costs	464,311	(5,687)	458,624	454,602	(5,786)	448,816
Provision for doubtful accounts	5,898	—	5,898	8,158	—	8,158

Total property operating expenses	885,963	(11,999)	873,964	884,866	(12,098)	872,768

NOI	$2,108,108	$41,687	$2,149,795	$2,008,266	$37,917	$2,046,183

Management fees and other corporate revenues	79,217	—	79,217	66,304	(421)	65,883
Property management and other costs	(182,756)	(1,696)	(184,452)	(208,540)	20,518	(188,022)

NOI after net property management costs	$2,004,569	$39,991	$2,044,560	$1,866,030	$58,014	$1,924,044

General and administrative	(50,011)	—	(50,011)	(41,506)	(18,313)	(59,819)

EBITDA before provisions for impairment	$1,954,558	$39,991	$1,994,549	$1,824,524	$39,701	$1,864,225

Provisions for impairment	—	—	—	(916)	916	—

EBITDA	$1,954,558	$39,991	$1,994,549	$1,823,608	$40,617	$1,864,225

Depreciation on non-income producing assets	(8,188)	—	(8,188)	(6,561)	—	(6,561)
Interest income	6,561	—	6,561	8,480	—	8,480
Preferred unit distributions	(12,414)	3,098	(9,316)	(9,654)	—	(9,654)
Interest expense:
Default interest	(5,545)	5,545	—	(62,089)	62,089	—
Interest expense relating to extinguished debt	—	—	—	(11,045)	11,045	—
Mark-to-market adjustments on debt	10,932	(10,932)	—	17,191	(17,191)	—
Write-off of mark-to-market adjustments on extinguished debt	33,069	(33,069)	—	44,732	(44,732)	—
Debt extinguishment expenses	(15,197)	15,197	—	24	(24)	—
Interest on existing debt	(999,966)	—	(999,966)	(1,020,436)	—	(1,020,436)
Warrant liability adjustment	(502,234)	502,234	—	55,042	(55,042)	—
Provision for income taxes	(9,474)	9,474	—	(8,911)	8,911	—
FFO from discontinued operations	69,028	(58,793)	10,235	77,741	(39,375)	38,366

FFO	$521,130	$472,745	$993,875	$908,122	$(33,702)	$874,420

Reconciliation of Non-GAAP to GAAP Financial Measures

(In thousands)

	Three Months Ended unaudited		Twelve Months Ended unaudited
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Reconciliation of NOI to GAAP Operating Income
NOI:
Pro Rata basis	$579,604	$536,590	$2,108,108	$2,008,266
Unconsolidated Properties	(106,293)	(100,478)	(398,409)	(368,848)

Consolidated Properties	473,311	436,112	1,709,699	1,639,418
Management fees and other corporate revenues	16,303	17,398	71,949	61,165
Property management and other costs	(40,657)	(49,890)	(159,671)	(187,035)
General and administrative	(7,624)	(12,908)	(39,255)	(30,883)
Provisions for impairment	—	(916)	(58,198)	(916)
Depreciation and amortization	(190,930)	(208,945)	(793,877)	(874,189)
Gains on sales of investment properties	—	2,402	—	2,402
Noncontrolling interest in operating income of Consolidated Properties and other	3,643	2,646	12,412	11,750

Operating income	$254,046	$185,899	$743,059	$621,712

Reconciliation of EBITDA to GAAP Net Income (Loss) Attributable to Common Stockholders
EBITDA:
Pro Rata basis	$541,098	$481,092	$1,954,558	$1,823,608
Unconsolidated Properties	(99,609)	(91,211)	(371,246)	(340,616)

Consolidated Properties	441,489	389,881	1,583,312	1,482,992
Depreciation and amortization	(190,930)	(208,945)	(793,877)	(874,189)
Noncontrolling interest in NOI of Consolidated Properties	3,643	2,646	12,412	11,750
Interest income	624	512	2,924	2,418
Interest expense	(210,908)	(213,115)	(811,094)	(879,532)
Warrant liability adjustment	(89,153)	(264,418)	(502,234)	55,042
Provision for income taxes	(3,538)	(841)	(9,091)	(8,723)
Provision for impairment excluded from FFO	—	—	(58,198)	—
Equity in income of Unconsolidated Real Estate Affiliates	38,493	5,432	78,342	2,898
Discontinued operations	61,108	(81,731)	23,021	(100,619)
Gain from change in control of investment properties	—	—	18,547	—
Loss on extinguishment of debt	(15,007)	—	(15,007)	—
Gains on sales of investment properties	—	2,402	—	2,402
Allocation to noncontrolling interests	(3,620)	339	(10,290)	(7,611)

Net income (loss) attributable to common stockholders	$32,201	$(367,838)	$(481,233)	$(313,172)

Reconciliation of FFO to GAAP Net Income (Loss) Attributable to Common Stockholders
FFO:
Consolidated Properties	$174,444	$(81,223)	$309,058	$725,659
Unconsolidated Properties and Noncontrolling Interests	59,759	50,176	212,072	182,463

Pro Rata basis	234,203	(31,047)	521,130	908,122
Depreciation and amortization of capitalized real estate costs	(236,373)	(257,498)	(954,893)	(1,062,661)
Gain from change in control of investment properties	—	—	18,547	—
Gains on sales of investment properties	34,747	8,364	52,378	16,784
Noncontrolling interests in depreciation of Consolidated Properties	1,520	3,766	6,870	9,343
Provision for impairment excluded from FFO	—	—	(58,198)	—
Provision for impairment excluded from FFO of discontinued operations	—	(67,466)	(50,483)	(67,466)
Redeemable noncontrolling interests	(261)	2,598	3,492	2,212
Depreciation and amortization of discontinued operations	(1,635)	(26,555)	(20,076)	(119,506)

Net income (loss) attributable to common stockholders	$32,201	$(367,838)	$(481,233)	$(313,172)

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A preferred stock, please refer to the "Description of the Series A Preferred Stock" section of this prospectus supplement.

Issuer	General Growth Properties, Inc.
Securities Offered	10,000,000 shares of our 6.375% Series A cumulative redeemable preferred stock (or 11,500,000 shares if the underwriters exercise their over-allotment option in full).
Settlement Date	Delivery of the shares of Series A preferred stock will be made against payment therefor on or about February 13, 2013, which is the fifth business day following the pricing of this offering.
Dividends

Holders of our Series A preferred stock will be entitled to cumulative preferential cash dividends on our Series A preferred stock (whether or not declared) at a rate of 6.375% per year of the $25.00 liquidation preference per share (equivalent to an annual rate of $1.59375 per share). Dividends on our Series A preferred stock will be payable quarterly in arrears on the first day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (and no interest, additional dividends or other sums will accrue or accumulate on the amount so payable for the period from and after that dividend payment date to that next succeeding business day), when, as and if declared by our board of directors. The initial dividend on our Series A preferred stock, which will be paid on April 1, 2013 if declared by our board of directors, will be for less than a full quarter and will be in the amount of $0.2125 per share. Dividends on the Series A preferred stock will accrue and accumulate regardless of whether:

• we have earnings;
• there are funds legally available for the payment of dividends; or
• such dividends are declared by our board of directors.
Ranking	Our Series A preferred stock will rank:

•

senior to our common stock and any other class or series of capital stock established by us in the future, the terms of which specifically provide that such series ranks junior to the Series A preferred stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up,

•

on parity with any other series of preferred stock that we may establish in the future the terms of which specifically provide that such series ranks on parity with our Series A preferred stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding up, and

•

junior to any other series of preferred stock established by us in the future, the terms of which specifically provide that such series ranks senior to our Series A preferred stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up (which establishment shall be subject to the provisions under "—Voting Rights" below).

Liquidation Preference

If we liquidate, dissolve or wind up, holders of our Series A preferred stock will be entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities and subject to the preferential rights of the holders of any series of preferred stock ranking senior to the Series A preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up (the establishment of which series of preferred shall be subject to the provisions under "—Voting Rights" below)) a liquidation preference of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to the holders of our common stock and any other class or series of our capital stock ranking junior to our Series A preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up.

Optional Redemption

Except with respect to the special optional redemption and REIT qualification optional redemption provisions described below, we may not redeem the Series A preferred stock prior to February 13, 2018. On or after February 13, 2018, we, at our option, upon giving the notice described below, may redeem our Series A preferred stock, in whole at any time or in part from time to time, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption. Any partial redemption will be made on a pro rata basis or by any other equitable method determined by us and in accordance with any applicable securities exchange rules.

If, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of redemption with respect to the Series A preferred stock (whether pursuant to our optional redemption right, REIT qualification optional redemption right or special optional redemption right), the holders of Series A preferred stock will not have the conversion right described below under "—Conversion Rights" with respect to the shares of Series A preferred stock called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends).

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

A "Change of Control" is when, after the initial delivery of the Series A preferred stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series A preferred stock will have the right to convert some or all of the Series A preferred stock held by such holder on the Change of Control Conversion Date (unless, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem the Series A preferred stock in which case such holder will only have the right with respect to the shares of Series A preferred stock not called for redemption (unless we default in the payment of the redemption price and all accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares subject to such default in payment)) into a number of shares of our common stock per share of Series A preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of all accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A preferred stock dividend payment and prior to the corresponding Series A preferred stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

• the Share Cap, subject to certain adjustments;
subject, in each case, to provisions for the receipt of alternative consideration and other conditions as described in this prospectus supplement.

If, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of redemption, whether pursuant to our special optional redemption right in connection with a Change of Control, our REIT qualification optional redemption right or our optional redemption right, holders of Series A preferred stock will not have any right to convert the shares of Series A preferred stock selected for redemption and any shares of Series A preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date (in each case, unless we default in the payment of the redemption price and all accumulated and unpaid dividends).

For definitions of "Change of Control Conversion Right," "Change of Control Conversion Date" and "Common Stock Price" and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see "Description of the Series A Preferred Stock—Conversion Rights."

Except as provided above in connection with a Change of Control, the Series A preferred stock is not convertible into or exchangeable for any other securities or property.
Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption

For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), among other things, ownership of our capital stock, which includes the Series A preferred stock, is restricted, and not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of any taxable year. To assist us in meeting this requirement, no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, subject to certain exceptions, more than 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of our capital stock (the "Ownership Limit").

If the redemption of a holder's Series A preferred stock is required to prevent a violation of our Ownership Limit, then we may, at our option, redeem the Series A preferred stock of such holder, in such amount required to comply with the Ownership Limit, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared), to, but not including, the date of redemption (see "Description of the Series A Preferred Stock—Redemption—Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption").

No Maturity, Sinking Fund Mandatory Redemption

The Series A preferred stock has no stated maturity date and is not subject to mandatory redemption or any sinking fund. We are not required to set aside funds to redeem the Series A preferred stock. Accordingly, the Series A preferred stock will remain outstanding indefinitely unless we decide to redeem the shares at our option or, under circumstances where the holders of the Series A preferred stock have a conversion right, such holders decide to convert the Series A preferred stock into our common stock.

Voting Rights

Except as may be required by law or the rules of the NYSE or any other securities exchange or quotation system on which the Series A preferred stock is then listed, traded or quoted, holders of our Series A preferred stock will have no voting rights. If, however, dividends on any outstanding shares of our Series A preferred stock have not been paid for six or more quarterly periods (whether or not consecutive), holders of our Series A preferred stock, voting as a single class together with the holders of any other series of our preferred stock that we may issue in the future that are entitled to similar voting rights, will be entitled to elect two additional directors to our board of directors to serve until all unpaid dividends have been paid or declared and set apart for payment.

In addition, we may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of our Series A preferred stock voting separately as a class:

•

authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to our Series A preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such senior shares; or

•

amend, alter or repeal the provisions of our certificate of incorporation (including the certificate of designations) or bylaws, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our Series A preferred stock or the holders thereof.

Any increase in the amount of total authorized preferred stock, or any increase in the amount of authorized shares of our Series A preferred stock, or any creation, issuance or increase in the amount of authorized shares of any other series of our preferred stock ranking on parity with or junior to our Series A preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Series A preferred stock is outstanding, we will (1) transmit by mail or otherwise provide (or by other permissible means under the Exchange Act) to all holders of Series A preferred stock as their names and addresses appear in our record books (or otherwise in accordance with the applicable procedures of DTC) and, without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits, including certifications, that would have been required) and (2) promptly, upon request, provide copies of such reports to any prospective holder of Series A preferred stock. In such case, we will mail (or otherwise provide) the information to the holders of Series A preferred stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act.

Preemptive Rights	No holders of the Series A preferred stock will, as holders of Series A preferred stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.
Listing

We intend to file an application to list the Series A preferred stock on the NYSE under the symbol "GGP PrA." We will use commercially reasonable efforts to have the listing application for the Series A preferred stock approved. If the application is approved, trading of the Series A preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the Series A preferred stock. Certain of the underwriters have advised us that they intend to make a market in the Series A preferred stock prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and we cannot assure you that a market for the Series A preferred stock will develop or be maintained prior or subsequent to commencement of trading on the NYSE.

Use of Proceeds

We estimate that the net proceeds, after deducting the underwriting discount and estimated offering expenses payable by us, from this offering will be approximately $241,850,000 (or approximately $278,168,750 if the underwriters' over-allotment option is exercised in full). We intend to use the net proceeds of this offering for general corporate purposes, including repaying a portion of the borrowings under our revolving credit facility borrowed to purchase our outstanding warrants on the terms described above under "Prospectus Supplement Summary—Recent Developments". We expect to use any additional proceeds, including any proceeds from the shares of Series A preferred stock issued if the underwriters exercise their over-allotment option to purchase additional shares of the Series A preferred stock, for general corporate purposes, including repayment of mortgages, loans and notes payable.

Federal Income Tax Considerations

For a description of the material U.S. federal income tax considerations for prospective holders in connection with the purchase, ownership and disposition of the Series A preferred stock, see "Federal Income Tax Considerations" in this prospectus supplement.

Book-Entry and Form

The Series A preferred stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Risk Factors

Investing in the Series A preferred stock involves risks. See "Risk Factors" beginning on page S-17 of this prospectus supplement and "Item 1A. Risk Factors" beginning on page 7 of Exhibit 99.1 to our Current Report on Form 8-K, filed on June 27, 2012 and in our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference herein, to read about factors you should consider before buying the Series A preferred stock.

RISK FACTORS

        Before investing in our Series A preferred stock, you should carefully consider the risks and uncertainties described below, as well as such information set forth elsewhere in this prospectus supplement, the accompanying prospectus and any other information that is incorporated by reference, including the risks described in the reports we file with the SEC, that are incorporated by reference herein, particularly under "Item 1A. Risk Factors" beginning on page 7 of Exhibit 99.1 to our Current Report on Form 8-K, filed on June 27, 2012 and our subsequently filed Quarterly Reports on Form 10-Q.

Our Series A preferred stock will rank junior to all of our liabilities and will not limit our ability to incur future indebtedness that will rank senior to our Series A preferred stock.

        Our Series A preferred stock will rank junior to all of our indebtedness and other liabilities and the prior claims of holders of any future series or class of preferred stock we may issue that ranks senior to the Series A preferred stock. In the event of our liquidation, dissolution or winding-up, our assets will be available to make payments on our Series A preferred stock only after all of our indebtedness and other liabilities and the prior claims of holders of any future series or class of preferred stock we may issue that ranks senior to the Series A preferred stock have been paid. In addition, our Series A preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by others. The rights of holders of our Series A preferred stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of each subsidiary's creditors and any such other equity holders. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A preferred stock then outstanding. We and our subsidiaries have incurred and may incur substantial amounts of additional debt and other obligations that will rank senior to our Series A preferred stock, and the terms of our Series A preferred stock will not limit the amount of such debt or other obligations that we may incur, except that we will not be able to authorize, create or issue preferred stock senior to the Series A preferred stock without the approval of holders of at least two-thirds of the shares of our Series A preferred stock then outstanding.

We have not sought a rating on our Series A preferred stock.

        We have not sought to obtain a rating for the Series A preferred stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating prior to the issuance of the Series A preferred stock or thereafter or that such a rating, if issued, would not adversely affect the market price of the Series A preferred stock. In addition, we may elect in the future to obtain a rating of the Series A preferred stock, which could adversely affect the market price of the Series A preferred stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series A preferred stock.

As a holder of Series A preferred stock you have extremely limited voting rights.

        Your voting rights as a holder of Series A preferred stock will be limited. Our common stock is currently the only class of our securities that carries full voting rights. Voting rights for holders of Series A preferred stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights (if issued in the future), two additional directors to our board of directors, subject to limitations described in the section entitled "Description of the Series A Preferred Stock—Voting Rights," in the event that six or more quarterly dividends (whether or not consecutive) payable on the Series A preferred stock are in arrears (until all dividends accumulated on the Series A preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of such dividends has been set aside for payment), and with respect to voting on amendments to our amended and restated certificate of incorporation and bylaws that materially and adversely affect the rights of the holders of Series A preferred stock or authorize, increase or create additional classes or series of our shares that are senior to the Series A preferred stock. Other than the limited circumstances described in this prospectus supplement, holders of Series A preferred stock will not have any voting rights unless otherwise required by law or the rules of the NYSE or any other securities exchange or quotation system on which the Series A preferred stock is then listed, traded or quoted. Please see the section entitled "Description of the Series A Preferred Stock—Voting Rights."

Our ability to issue preferred stock in the future could adversely affect the rights of holders of our Series A preferred stock.

        We are allowed to issue additional shares of Series A preferred stock and additional series of preferred stock that would rank equally to the Series A preferred stock as to dividend payments and rights upon our liquidation, dissolution or winding up, which we refer to in this prospectus supplement as parity preferred stock, pursuant to our amended and restated certificate of incorporation, including the certificate of designations for the Series A preferred stock, without any vote of the holders of the Series A preferred stock. The issuance of additional shares of Series A preferred stock and additional series of parity preferred stock could have the effect of reducing the amounts available to the holders of the Series A preferred stock issued in this offering upon our liquidation, dissolution or winding up. It also may reduce dividend payments on the Series A preferred stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A preferred stock outstanding and other classes of stock with equal priority with respect to dividends.

        In addition, although holders of Series A preferred stock are entitled to limited voting rights, as described in "Description of the Series A Preferred Stock—Voting Rights," with respect to certain matters, the Series A preferred stock will generally vote separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series A preferred stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote. Future issuances and sales of parity preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A preferred stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We cannot assure you that we will be able to pay dividends regularly.

        Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations. Although we have done so in the past, we cannot guarantee that we will be able to pay dividends on our capital stock (including the Series A preferred stock) on a regular quarterly basis in the future. Furthermore, any new shares of common stock that we may issue will substantially increase the cash required to continue to pay cash dividends at current levels. Any common stock or preferred stock that may in the future be issued to finance acquisitions, upon exercise of stock options or otherwise, would have a similar effect.

        In addition, payment of our dividends depends on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors deem relevant from time to time. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, including the Series A preferred stock, to pay our indebtedness or to fund our other liquidity needs.

        Payment of dividends also will be subject to any prohibitions and restrictions in our debt agreements and any other agreements. We are party to agreements which would prohibit or have the effect of prohibiting the declaration, payment or setting apart for payment of dividends on the Series A preferred stock following the occurrence and during the continuance of a default or event of default under such agreement. In the future we may become party to other agreements which prohibit or restrict the payment of dividends. We will not declare dividends on our Series A preferred stock, or pay or set apart for payment dividends on our Series A preferred stock, if the terms of any of our agreements, including any agreement relating to our debt, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement.

Our ability to pay dividends is further limited by the requirements of Delaware law.

        Our ability to pay dividends on our Series A preferred stock is further limited by the laws of Delaware. Under the Delaware General Corporation Law (the "DGCL"), a Delaware corporation may only make a distribution out of the corporation's surplus (as defined in the DGCL), or in the case there is no surplus, out if the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, however, that no dividend may be paid out of net profits unless the Company's capital exceeds the aggregate amount represented by the issued and outstanding stock of all classes having a preference in the distribution of assets. Accordingly, we may not make a distribution on our Series A preferred stock if we do not generate a surplus and our total assets are less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any shares of our preferred stock then outstanding, if any, with preferences senior to the rights of our Series A preferred stock.

We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on our Series A preferred stock.

        Our governing documents do not limit us from incurring additional indebtedness and other liabilities. As of September 30, 2012, our proportionate share of total debt aggregated $19.14 billion consisting of our consolidated debt, net of noncontrolling interest, of $16.20 billion combined with our share of the debt of our unconsolidated real estate affiliates of $2.94 billion. We may incur additional indebtedness and become highly leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to our Series A preferred stock if we incur additional indebtedness. Furthermore, our existing credit agreement restricts, and any debt instruments we enter into in the future may restrict, the authorization, payment or setting apart of dividends on the Series A preferred stock. We will not declare dividends on our Series A preferred stock, or pay or set apart for payment dividends on our Series A preferred stock, if the terms of any of our agreements, including any agreement relating to our debt, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement.

        None of the provisions relating to the Series A preferred stock relate to or limit our indebtedness or necessarily afford the holders of the Series A preferred stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series A preferred stock and the trading price of the Series A preferred stock. Moreover, the conversion rights and voting rights of holders of our Series A preferred stock are limited and will not apply in the case of every transaction that may adversely affect the holders of the Series A preferred stock or the trading price.

        If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A preferred stock and may result in dilution to holders of the Series A preferred stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the Series A preferred stock will bear the risk of our future offerings reducing the market price of the Series A preferred stock and diluting the value of their holdings in us.

You may not be able to exercise conversion rights upon a change of control. If exercisable, the change of control conversion rights may not adequately compensate you and may make it more difficult for a party to take over our company or discourage a party from taking over our company.

        Upon the occurrence of a change of control (as described herein) as a result of which neither our common stock nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) is listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on a successor exchange or quotation system, holders of the Series A preferred stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A preferred stock, in which case, holders will have the right only with respect to shares of Series A preferred stock that are not selected for redemption unless we default in payment of the redemption price) to convert some or all of their Series A preferred stock into shares of our common stock (or equivalent value of alternative consideration). Notwithstanding that we generally may not redeem the Series A preferred stock prior to February 13, 2018, we have a special optional redemption right to redeem the Series A preferred stock in the event of such a change of control, and holders of the Series A preferred stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date unless we default in payment of the redemption price. See "Description of the Series A Preferred Stock—Conversion Rights" and "Description of the Series A Preferred Stock—Redemption."

        If we do not elect to redeem the Series A preferred stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided to the holders of our Series A preferred stock, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of Series A preferred stock converted. If the Common Stock Price is less than $10.13 (which is approximately 50% of the per-share closing sale price of our common stock reported on the NYSE on February 6, 2013), subject to adjustment, the holders will receive a maximum of 2.4679 shares of our common stock per share of Series A preferred stock, which may result in a holder receiving a value that is less than the liquidation preference of the Series A preferred stock.

        In addition, the type of "change of control" transaction in which the conversion rights apply, and in which we have the right to redeem the Series A preferred stock, is very limited. A "change of control" for these purposes means a transaction that meets both of the following requirements: (1) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (2) following the closing of any transaction referred to in clause (1) above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or

NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ. As a result, holders of Series A preferred stock will not have conversion rights, and we will not have the right to redeem the shares of Series A preferred stock in connection with a change of control, in the event of any other type of change of control transaction.

        In addition, the change of control conversion feature of the Series A preferred stock may have the effect of discouraging a third party from making an acquisition proposal for our company or of delaying, deferring or preventing certain change of control transactions of our company under circumstances that otherwise could provide the holders of our common stock and Series A preferred stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

Our Series A preferred stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

        Our Series A preferred stock is a new issue of securities with no established trading market. Because the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We intend to apply to list our Series A preferred stock on the NYSE. However, we cannot assure you that the Series A preferred stock will be approved for listing on the NYSE. Even if so approved, trading of the Series A preferred stock on the NYSE is not expected to begin until some time during the period ending 30 days after the date of the date of initial delivery of the Series A preferred stock. An active trading market on the NYSE for our Series A preferred stock may not develop or last, in which case the trading price of shares of our Series A preferred stock could be adversely affected. If an active trading market does develop on the NYSE, the shares may trade at prices higher or lower than their initial offering price.

        We have been advised by certain of the underwriters that they intend to make a market in our Series A preferred stock prior to any commencement of trading on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

        The liquidity of any market for the Series A preferred stock that may develop will depend on a number of factors, including those that may affect our market value (described below) and many other factors that are beyond our control.

The market value of our Series A preferred stock could be substantially affected by various factors.

        The trading price of our Series A preferred stock would depend on many factors, including:

  •
  prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A preferred stock;

  •
  the market for similar securities, as well as the attractiveness of REIT securities compared to securities of other companies;

  •
  the annual yield from distributions on the Series A preferred stock as compared to yields on other financial instruments;

  •
  general economic conditions;

  •
  government action or regulation;

  •
  changes in tax laws;

  •
  the financial condition, performance and prospects of us and our competitors;

  •
  changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry; and

  •
  our issuance of additional preferred equity or debt securities.

        In addition, over the last several years, prices of equity securities in the U.S. trading markets have been experiencing extreme price fluctuations, and the market prices of our common stock has also fluctuated significantly during this period. As a result of these and other factors, investors who purchase the Series A preferred stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A preferred stock, including decreases unrelated to our operating performance or prospects. Likewise, in the event that the Series A preferred stock becomes convertible and is converted into our common stock, holders of our common stock issued on conversion may experience a similar decrease, which also could be substantial and rapid, in the market price of our common stock.

Our amended and restated certificate of incorporation, including the certificate of designations establishing the terms of the Series A preferred stock, contains restrictions upon transfer and ownership of the Series A preferred stock, which may impair the ability of holders to acquire the Series A preferred stock or convert Series A preferred stock into our common stock.

        Our amended and restated certificate of incorporation, including the certificate of designations establishing the terms of the Series A preferred stock, contains restrictions on transfer and ownership of the Series A preferred stock intended to assist us in maintaining our qualification as a REIT for federal income tax purposes. Our amended and restated certificate of incorporation provides that no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% of the outstanding shares of our capital stock (including the Series A preferred stock), unless our board of directors provides a waiver from the ownership restrictions. See "Description of the Series A Preferred Stock—Redemption—Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption" in this prospectus supplement. You should consider these ownership limitations prior to your purchase of the Series A preferred stock. Notwithstanding any other provision of the amended and restated certificate of incorporation, no holder of Series A preferred stock will be entitled to convert such stock into our common stock to the extent that receipt of shares of our common stock would cause the holder to exceed the ownership limitation contained in our amended and restated certificate of incorporation. In addition, these restrictions could have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of us, which could adversely affect the market price of the Series A preferred stock.

If our common stock is delisted, your ability to transfer or sell your shares of our Series A preferred stock may be limited and the market value of the Series A preferred stock will be materially adversely affected.

        Other than in connection with certain change of control transactions, the Series A preferred stock does not contain provisions that are intended to protect you if our common stock is delisted from the NYSE. Since the Series A preferred stock has no stated maturity date, you may be forced to hold your shares of the Series A preferred stock and receive stated dividends on the stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. In addition, if our common stock is delisted from the NYSE, it is likely that the Series A preferred stock will be delisted from the NYSE as well. Accordingly, if our common stock is delisted, your ability to transfer or sell your shares of the Series A preferred stock may be limited and the market value of the Series A preferred stock will likely be materially adversely affected.

USE OF PROCEEDS

        The net proceeds from the sale of the Series A preferred stock are estimated to be approximately $241,850,000 (or approximately $278,168,750 if the underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by us.

        We intend to use the net proceeds of this offering for general corporate purposes, including repaying a portion of the borrowings under our revolving credit facility borrowed to purchase our outstanding warrants on the terms described above under "Prospectus Supplement Summary—Recent Developments". Our revolving credit facility currently bears an interest rate of approximately LIBOR plus 2.50% per year and matures in April 2016. We expect to use any additional proceeds, including any proceeds from the shares of Series A preferred stock issued if the underwriters exercise their over-allotment option to purchase additional shares of Series A preferred stock, for general corporate purposes, including repayment of mortgages, loans and notes payable.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2012, on an actual basis and an as adjusted basis to give effect to the offer and sale of 10,000,000 shares (excluding the effect of the underwriters' over-allotment option to purchase additional shares) of the Series A preferred stock at the purchase price to the underwriters set forth on the cover page of this prospectus supplement and the application of the net proceeds of this offering as described in "Use of Proceeds" in this prospectus supplement after deducting the underwriting discount and estimated offering expenses payable by us.

        This table should be read in conjunction with our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference in this prospectus supplement.

	As of September 30, 2012
	Unaudited	As Adjusted
	(In thousands)
Cash and cash equivalents	$637,946	$879,796

Liabilities:
Mortgages, notes and loans payable	$16,074,015	$16,074,015
Accounts payable and accrued expenses	1,271,364	1,271,364
Dividend payable	106,312	106,312
Deferred tax liabilities	22,520	22,520
Tax indemnification liability	303,750	303,750
Junior subordinated notes	206,200	206,200
Warrant liability	1,399,043	1,399,043
Liabilities held for disposition	—	—

Total liabilities	19,383,204	19,383,204
Redeemable noncontrolling interests
Preferred	134,531	134,531
Common	132,020	132,020

Total redeemable noncontrolling interests	266,551	266,551
Commitments and Contingencies	—	—
Equity
Common stock: as of September 30, 2012 and as adjusted, $0.01 par value, 11,000,000,000 shares authorized and 938,619,521 shares issued and outstanding	9,387	9,387
Preferred stock: as of September 30, 2012, $0.01 par value, 500,000,000 shares authorized, none issued and outstanding; as adjusted, $0.01 par value, 500,000,000 shares authorized, 10,000,000 shares of Series A preferred stock issued and outstanding	0	241,850
Additional paid-in capital	10,417,657	10,417,657
Retained earnings (accumulated deficit)	(2,661,759)	(2,661,759)
Accumulated other comprehensive loss	(82,026)	(82,026)

Total stockholders' equity	7,683,259	7,925,109
Noncontrolling interests in consolidated real estate affiliates	88,866	88,866

Total equity	7,772,125	8,013,975

Total capitalization	$27,421,880	$27,663,730

 CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

        Our consolidated ratios of earnings to combined fixed charges for each of the fiscal years ended December 31, 2007, 2008, 2009, 2010 and 2011 and the nine months ended September 30, 2012 were as follows:

	Successor				Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Year Ended December 31, 2011	Period from November 10, 2010 through December 31, 2010	Period from January 1, 2010 through November 9, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(in thousands)
Ratio of Consolidated Earnings to Fixed Charges	0.70	1.21	0.93	N/A	0.55	0.66	0.96	1.17
Deficiency of Earnings Available to Cover Fixed Charges	(194,851)	—	(62,346)	(233,020)	(514,278)	(402,675)	(49,373)	—

        We did not have any shares of preferred stock issued and outstanding for the periods presented. For purposes of calculating these ratios, (a) earnings represent income from continuing operations before income taxes, plus fixed charges, and (b) fixed charges represent interest expense on all indebtedness, including amortization of deferred debt issuance costs, and the portion of operating lease rental expense that management considers representative of the interest factor, which is one-third of operating lease rentals.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma consolidated statements of income from continuing operations contained herein for (i) the year ended December 31, 2009, (ii) the period from January 1, 2010 through November 9, 2010, (iii) the period from November 10, 2010 through December 31, 2010, (iv) the year ended December 31, 2011, (v) the quarters ended March 31, 2011 and 2012, (vi) the three and six months ended June 30, 2011 and 2012, and (vii) the three and nine months ended September 30, 2011 and 2012, give effect to dispositions made by us after March 31, 2012, but, in the case of each such period presented, only to such dispositions as occurred after the end of such period.

        The unaudited pro forma consolidated financial statements are for informational purposes only and are not intended to represent or to be indicative of the results of operations that we would have reported had the dispositions been completed as of the dates set forth in these unaudited pro forma consolidated financial statements and should not be taken as being indicative of our future consolidated results of operations. The actual results may differ significantly from those reflected in the unaudited pro forma consolidated financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma consolidated financial statements and actual amounts.

        The unaudited pro forma consolidated financial information should be read in conjunction with "Prospectus Supplement Summary" in this prospectus supplement, "Risk Factors" in this prospectus supplement and risk factors under "Item 1A. Risk Factors" beginning on page 7 of Exhibit 99.1 to our Current Report on Form 8-K, filed on June 27, 2012, and subsequently filed Quarterly Reports on Form 10-Q, as well as in conjunction with our consolidated financial statements, together with the related notes and related Management's Discussion and Analysis of Financial Condition and Results of Operations for such periods, incorporated by reference herein.

GENERAL GROWTH PROPERTIES, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS

	AS-FILED 8-K June 27, 2012			AS-FILED 8-K June 27, 2012			AS-FILED 8-K June 27, 2012			AS-FILED 8-K June 27, 2012
	Year Ended December 31, 2011	Adjustments	Pro Forma Year Ended December 31, 2011	Period from November 10, 2010 through December 31, 2010	Adjustments	Pro Forma Period from November 10, 2010 through December 31, 2010	Period from January 1, 2010 through November 9, 2010	Adjustments	Pro Forma Period from January 1, 2010 through November 9, 2010	Year Ended December 31, 2009	Adjustments	Pro Forma Year Ended December 31, 2009
Revenues:
Minimum rents	$1,583,609	$(47,281)	$1,536,328	$232,592	$(7,181)	$225,411	$1,373,945	$(52,941)	$1,321,004	$1,619,074	$(66,390)	$1,552,684
Tenant recoveries	723,257	(11,594)	711,663	99,376	(1,932)	97,444	625,197	(11,633)	613,564	742,791	(15,855)	726,936
Overage rents	61,803	(954)	60,849	17,903	(294)	17,609	31,757	(701)	31,056	43,580	(800)	42,780
Management fees and other corporate revenues	61,173	(8)	61,165	8,883	—	8,883	54,351	—	54,351	75,304	—	75,304
Other	75,755	(976)	74,779	14,496	104	14,600	56,193	(823)	55,370	70,423	(1,286)	69,137

Total revenues	2,505,597	(60,813)	2,444,784	373,250	(9,303)	363,947	2,141,443	(66,098)	2,075,345	2,551,172	(84,331)	2,466,841

Expenses:
Real estate taxes	230,876	(6,863)	224,013	32,694	(1,142)	31,552	196,779	(7,068)	189,711	226,753	(8,682)	218,071
Property maintenance costs	95,835	(4,631)	91,204	17,869	(641)	17,228	78,391	(3,852)	74,539	88,520	(3,912)	84,608
Marketing	34,021	(419)	33,602	10,814	(192)	10,622	21,651	(292)	21,359	28,550	(461)	28,089
Other property operating costs	395,770	(19,618)	376,152	58,821	(2,874)	55,947	337,125	(17,287)	319,838	400,951	(20,632)	380,319
Provision for doubtful accounts	5,621	(546)	5,075	50	(97)	(47)	13,294	(666)	12,628	22,901	(1,137)	21,764
Property management and other costs	188,022	(987)	187,035	29,801	(464)	29,337	137,108	(2,506)	134,602	170,093	(3,022)	167,071
General and administrative	30,866	20	30,886	22,247	(6)	22,241	24,392	—	24,392	94,493	—	94,493
Provision for impairment	64,337	(63,421)	916	—	—	—	4,516	—	4,516	315,968	(66,191)	249,777
Depreciation and amortization	899,584	(25,395)	874,189	125,150	(3,368)	121,782	507,886	(15,063)	492,823	621,097	(17,186)	603,911

Total expenses	1,944,932	(121,860)	1,823,072	297,446	(8,784)	288,662	1,321,142	(46,734)	1,274,408	1,969,326	(121,223)	1,848,103

Operating income	560,665	61,047	621,712	75,804	(519)	75,285	820,301	(19,364)	800,937	581,846	36,892	618,738
Interest income	2,429	(11)	2,418	722	(4)	718	1,466	(11)	1,455	1,571	(23)	1,548
Interest expense	(892,099)	12,567	(879,532)	(128,841)	2,194	(126,647)	(1,182,999)	15,967	(1,167,032)	(1,210,937)	19,983	(1,190,954)
Warrant liability adjustment	55,042	—	55,042	(205,252)	—	(205,252)	—	—	—	—	—	—

(Loss) income before income taxes, equity in income (loss) of Unconsolidated Real Estate Affiliates, reorganization items, discontinued operations and noncontrolling interests	(273,963)	73,603	(200,360)	(257,567)	1,671	(255,896)	(361,232)	(3,408)	(364,640)	(627,520)	56,852	(570,668)
(Provision for) benefit from income taxes	(8,723)	—	(8,723)	8,992	—	8,992	60,962	—	60,962	(5,693)	—	(5,693)
Equity in income (loss) of Unconsolidated Real Estate Affiliates	2,898	—	2,898	(504)	—	(504)	21,857	—	21,857	32,843	—	32,843
Reorganization items	—	—	—	—	—	—	(356,928)	2,202	(354,726)	76,929	(8,523)	68,406

(Loss) income from continuing operations	(279,788)	73,603	(206,185)	(249,079)	1,671	(247,408)	(635,341)	(1,206)	(636,547)	(523,441)	48,329	(475,112)

GENERAL GROWTH PROPERTIES, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS

	AS-FILED 10-Q May 9, 2012 Quarter Ended March 31, 2012	Adjustments	Pro Forma Quarter Ended March 31, 2012	AS-FILED 10-Q May 9, 2012 Quarter Ended March 31, 2011	Adjustments	Pro Forma Quarter Ended March 31, 2011
Revenues:
Minimum rents	$388,121	$(8,286)	$379,835	$396,913	$(12,205)	$384,708
Tenant recoveries	179,427	(2,871)	176,556	182,209	(2,983)	179,226
Overage rents	13,280	(146)	13,134	10,491	(120)	10,371
Management fees and other corporate revenues	16,171	—	16,171	15,352	(5)	15,347
Other	15,127	(191)	14,936	15,449	(219)	15,230

Total revenues	612,126	(11,494)	600,632	620,414	(15,532)	604,882

Expenses:
Real estate taxes	57,815	(1,640)	56,175	58,813	(1,922)	56,891
Property maintenance costs	23,075	(1,072)	22,003	28,462	(1,260)	27,202
Marketing	6,929	(152)	6,777	6,286	(131)	6,155
Other property operating costs	90,982	(4,537)	86,445	92,631	(4,858)	87,773
Provision for doubtful accounts	2,463	(100)	2,363	(85)	(198)	(283)
Property management and other costs	41,992	(452)	41,540	47,700	(762)	46,938
General and administrative	10,254	256	10,510	501	(69)	432
Provision for impairment	—	—	—	—	—	—
Depreciation and amortization	217,585	(9,397)	208,188	227,793	(6,776)	221,017

Total expenses	451,095	(17,094)	434,001	462,101	(15,976)	446,125

Operating income	161,031	5,600	166,631	158,313	444	158,757
Interest income	666	(5)	661	679	(3)	676
Interest expense	(215,827)	3,071	(212,756)	(219,621)	3,779	(215,842)
Warrant liability adjustment	(143,112)	—	(143,112)	76,448	—	76,448

(Loss) income before income taxes, equity in income (loss) of Unconsolidated Real Estate Affiliates, reorganization items, discontinued operations and noncontrolling interests	(197,242)	8,666	(188,576)	15,819	4,220	20,039
Provision for income taxes	(1,396)	—	(1,396)	(3,041)	—	(3,041)
Equity in income (loss) of Unconsolidated Real Estate Affiliates	5,952	—	5,952	(2,933)	—	(2,933)
Reorganization items	—	—	—	—	—	—

(Loss) income from continuing operations	(192,686)	8,666	(184,020)	9,845	4,220	14,065

GENERAL GROWTH PROPERTIES, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS

	AS-FILED 10-Q August 6, 2012 Quarter Ended June 30, 2012	Adjustments	Pro Forma Quarter Ended June 30, 2012	AS-FILED 10-Q August 6, 2012 Quarter Ended June 30, 2011	Adjustments	Pro Forma Quarter Ended June 30, 2011	AS-FILED 10-Q August 6, 2012 Year to Date June 30, 2012	Adjustments	Pro Forma Year to Date June 30, 2012	AS-FILED 10-Q August 6, 2012 Year to Date June 30, 2011	Adjustments	Pro Forma Year to Date June 30, 2011
Revenues:
Minimum rents	$395,649	$(11,771)	$383,878	$390,402	$(12,304)	$378,098	$783,639	$(19,926)	$763,713	$787,177	$(24,372)	$762,805
Tenant recoveries	180,189	(2,505)	177,684	176,607	(2,778)	173,829	359,591	(5,350)	354,241	358,792	(5,737)	353,055
Overage rents	8,165	(62)	8,103	5,997	(81)	5,916	21,445	(208)	21,237	16,488	(202)	16,286
Management fees and other corporate revenues	21,652	—	21,652	14,235	(3)	14,232	37,823	—	37,823	29,587	(8)	29,579
Other	18,473	(179)	18,294	15,616	(213)	15,403	33,600	(370)	33,230	31,065	(426)	30,639

Total revenues	624,128	(14,517)	609,611	602,857	(15,379)	587,478	1,236,098	(25,854)	1,210,244	1,223,109	(30,745)	1,192,364

Expenses:
Real estate taxes	59,127	(1,555)	57,572	60,541	(1,948)	58,593	116,918	(3,171)	113,747	119,331	(3,847)	115,484
Property maintenance costs	21,500	(1,270)	20,230	22,357	(1,189)	21,168	44,575	(2,343)	42,232	50,819	(2,449)	48,370
Marketing	7,512	(249)	7,263	6,059	(55)	6,004	14,441	(401)	14,040	12,345	(186)	12,159
Other property operating costs	97,271	(4,783)	92,488	94,616	(4,837)	89,779	188,252	(9,319)	178,933	187,243	(9,690)	177,553
Provision for doubtful accounts	(688)	90	(598)	1,319	215	1,534	1,774	(9)	1,765	1,234	17	1,251
Property management and other costs	39,179	(481)	38,698	44,638	245	44,883	81,171	(933)	80,238	92,338	(517)	91,821
General and administrative	10,865	212	11,077	2,219	(70)	2,149	21,119	468	21,587	2,720	(139)	2,581
Provision for impairment	—	—	—	—	—	—	—	—	—	—	—	—
Depreciation and amortization	191,563	(2,106)	189,457	227,340	(6,732)	220,608	409,128	(11,483)	397,645	455,140	(13,514)	441,626

Total expenses	426,329	(10,142)	416,187	459,089	(14,371)	444,718	877,378	(27,191)	850,187	921,170	(30,325)	890,845

Operating income	197,799	(4,375)	193,424	143,768	(1,008)	142,760	358,720	1,337	360,057	301,939	(420)	301,519
Interest income	875	—	875	553	(3)	550	1,541	(5)	1,536	1,232	(6)	1,226
Interest expense	(188,812)	3,541	(185,271)	(236,476)	2,543	(233,933)	(404,638)	6,611	(398,027)	(456,097)	6,322	(449,775)
Warrant liability adjustment	(146,588)	—	(146,588)	(94,769)	—	(94,769)	(289,700)	—	(289,700)	(18,321)	—	(18,321)
Gain from change in control of investment properties	18,547	—	18,547	—	—	—	18,547	—	18,547	—	—	—

(Loss) income before income taxes, equity in income (loss) of Unconsolidated Real Estate Affiliates, reorganization items, discontinued operations and noncontrolling interests	(118,179)	(834)	(119,013)	(186,924)	1,532	(185,392)	(315,530)	7,943	(326,134)	(171,247)	5,896	(165,351)
Provision for income taxes	(1,709)	—	(1,709)	(887)	—	(887)	(3,104)	—	(3,104)	(3,928)	—	(3,928)
Equity in income (loss) of Unconsolidated Real Estate Affiliates	11,843	—	11,843	(9,433)	—	(9,433)	17,795	—	17,795	(12,366)	—	(12,366)
Reorganization items	—	—	—	—	—	—	—	—	—	—	—	—

(Loss) income from continuing operations	(108,045)	(834)	(108,879)	(197,244)	1,532	(195,712)	(300,839)	7,943	(311,443)	(187,541)	5,896	(181,645)

GENERAL GROWTH PROPERTIES, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS

	AS-FILED 10-Q November 5, 2012 Quarter Ended September 30, 2012	Adjustments	Pro Forma Quarter Ended September 30, 2012	AS-FILED 10-Q November 5, 2012 Quarter Ended September 30, 2011	Adjustments	Pro Forma Quarter Ended September 30, 2011	AS-FILED 10-Q November 5, 2012 Year to Date September 30, 2012	Adjustments	Pro Forma Year to Date September 30, 2012	AS-FILED 10-Q November 5, 2012 Year to Date September 30, 2011	Adjustments	Pro Forma Year to Date September 30, 2011
Revenues:
Minimum rents	$401,259	$(4,821)	$396,438	$383,541	$(6,175)	$377,366	$1,175,365	$(15,215)	$1,160,150	$1,158,479	$(18,307)	$1,140,172
Tenant recoveries	184,869	(2,064)	182,805	189,942	(2,015)	187,927	542,784	(5,739)	537,045	547,157	(6,175)	540,982
Overage rents	12,835	(291)	12,544	12,823	(248)	12,575	34,230	(449)	33,781	29,291	(429)	28,862
Management fees and other corporate revenues	17,823	—	17,823	14,188	—	14,188	55,646	—	55,646	43,775	(8)	43,767
Other	16,387	(103)	16,284	16,488	(108)	16,380	49,802	(290)	49,512	47,357	(341)	47,016

Total revenues	633,173	(7,279)	625,894	616,982	(8,546)	608,436	1,857,827	(21,693)	1,836,134	1,826,059	(25,260)	1,800,799

Expenses:
Real estate taxes	59,258	(843)	58,415	56,530	(799)	55,731	174,797	(2,636)	172,161	173,898	(2,683)	171,215
Property maintenance costs	18,758	(541)	18,217	21,419	(587)	20,832	62,102	(1,653)	60,449	71,128	(1,925)	69,203
Marketing	8,085	(201)	7,884	7,639	(42)	7,597	22,497	(573)	21,924	19,937	(181)	19,756
Other property operating costs	101,890	(3,027)	98,863	107,631	(3,049)	104,582	286,170	(8,374)	277,796	290,629	(8,494)	282,135
Provision for doubtful accounts	1,370	(131)	1,239	1,078	(18)	1,060	3,097	(94)	3,003	2,295	15	2,310
Property management and other costs	38,903	(127)	38,776	45,455	(130)	45,325	119,350	(336)	119,014	137,517	(371)	137,146
General and administrative	10,045	—	10,045	15,441	(44)	15,397	31,675	(43)	31,632	18,067	(90)	17,977
Provision for impairment	98,288	(40,090)	58,198	—	—	—	98,288	(40,090)	58,198	—	—	—
Depreciation and amortization	208,833	(3,530)	205,303	226,360	(2,742)	223,618	612,188	(9,241)	602,947	675,536	(10,292)	665,244

Total expenses	545,430	(48,490)	496,940	481,553	(7,411)	474,142	1,410,164	(63,040)	1,347,124	1,389,007	(24,021)	1,364,986

Operating income	87,743	41,211	128,954	135,429	(1,135)	134,294	447,663	41,347	489,010	437,052	(1,239)	435,813
Interest income	766	(1)	765	680	—	680	2,307	(7)	2,300	1,912	(6)	1,906
Interest expense	(204,917)	2,758	(202,159)	(218,932)	2,290	(216,642)	(607,915)	7,729	(600,186)	(672,936)	6,519	(666,417)
Warrant liability adjustment	(123,381)	—	(123,381)	337,781	—	337,781	(413,081)	—	(413,081)	319,460	—	319,460
Gain from change in control of investment properties	—	—	—	—	—	—	18,547	—	18,547	—	—	—

(Loss) income before income taxes, equity in income (loss) of Unconsolidated Real Estate Affiliates, reorganization items, discontinued operations and noncontrolling interests	(239,789)	43,968	(195,821)	254,958	1,155	256,113	(552,479)	49,069	(521,957)	85,488	5,274	90,762
Provision for income taxes	(2,449)	—	(2,449)	(3,954)	—	(3,954)	(5,553)	—	(5,553)	(7,882)	—	(7,882)
Equity in income (loss) of Unconsolidated Real Estate Affiliates	22,054	—	22,054	9,833	—	9,833	39,849	—	39,849	(2,534)	—	(2,534)
Reorganization items	—	—	—	—	—	—	—	—	—	—	—	—

(Loss) income from continuing operations	(220,184)	43,968	(176,216)	260,837	1,155	261,992	(518,183)	49,069	(487,661)	75,072	5,274	80,346

DESCRIPTION OF THE SERIES A PREFERRED STOCK

        Set forth below is a summary of the terms of the Series A preferred stock. This summary is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, the certificate of designations for the Series A preferred stock described below and our amended and restated bylaws, as amended. These documents are included in the documents that we file with the SEC. See "Incorporation of Certain Documents by Reference" on page ii of this prospectus supplement.

General

        We are authorized to issue up to 500,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Our board of directors also has the authority, without any vote or action of our stockholders, to establish for each series the number of shares to be included in each such series and to fix the designations, powers, rights, preferences, qualifications, limitations and restrictions of the shares of each such series by filing a certificate of designations pursuant to the applicable law of the State of Delaware.

        Prior to the completion of this offering, our board of directors will authorize a new series of preferred stock with the powers, rights, preferences, qualifications, limitations and restrictions described below, consisting of up to 11,500,000 shares, including up to 1,500,000 shares which may be issued upon exercise of the underwriters' over-allotment option, designated as 6.375% Series A Cumulative Redeemable Preferred Stock, which we refer to as the Series A preferred stock, and will adopt and file with the Secretary of State of the State of Delaware a certificate of designations designating the terms of the Series A preferred stock.

        As of the date of this prospectus supplement, we have no preferred stock issued and outstanding.

        We intend to file an application to list the Series A preferred stock on the NYSE under the symbol "GGP PrA." If the application is approved, trading of the Series A preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the Series A preferred stock. See "Underwriting."

Ranking

        Our Series A preferred stock will rank:

  •
  senior to our common stock and any other class or series of capital stock established by us in the future, the terms of which specifically provide that such series ranks junior to the Series A preferred stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up,

  •
  on parity with any other series of preferred stock that we may establish in the future the terms of which specifically provide that such series ranks on parity with our Series A preferred stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding up, and

  •
  junior to any other series of preferred stock established by us in the future, the terms of which specifically provide that such series ranks senior to our Series A preferred stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up (which establishment shall be subject to the provisions under "—Voting Rights" below).

Dividends

        As a holder of our Series A preferred stock, you will be entitled to cumulative preferential cash dividends (whether or not declared) at the rate of 6.375% per year of the $25.00 liquidation preference per share, which is equivalent to $1.59375 per share of Series A preferred stock per year. Dividends will only be paid when, as and if declared by our board of directors, however, dividends will accumulate whether or not so declared.

        Dividends on our Series A preferred stock will accrue and be cumulative from, and including, the date of original issuance and will be payable (when, as and if declared by our board of directors) quarterly in arrears on the first day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (and no interest, additional dividends or other sums will accrue or accumulate on the amount so payable for the period from and after that dividend payment date to that next succeeding business day). The initial dividend on our Series A preferred stock, which will be paid on April 1, 2013 if declared by our board of directors, will be for less than a full quarter and will be in the amount of $0.2125 per share. The amount of this initial dividend has been prorated and computed, and we will prorate and compute any other dividend payable for a partial dividend period, on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable of the Series A preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four.

        We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable dividend record date. The dividend record date will be the fifteenth day of the calendar month immediately preceding the calendar month in which the related dividend payment date falls, or such other date that our board of directors designates for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable dividend payment date.

        We will not declare dividends on our Series A preferred stock, or pay or set apart for payment dividends on our Series A preferred stock, if the terms of any of our agreements, including any agreement relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Currently, none of our agreements prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such agreement. However, some of our agreements do prohibit or have the effect of prohibiting the declaration, payment or setting apart for payment of dividends on the Series A preferred stock following the occurrence and during the continuance of a default or event of default under such agreement. There is not currently any such default or event of default under any such agreement. In the future we may become party to other agreements which prohibit or restrict the payment of dividends. Likewise, no dividends will be declared by our board of directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

        Dividends on our Series A preferred stock will accrue and accumulate, however, whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are declared by our board of directors.

        Except as described in the next paragraph, unless full cumulative dividends on our Series A preferred stock have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past dividend periods and the current dividend period:

  •
  no dividends (other than dividends in shares of our common stock or other shares of our capital stock ranking junior to our Series A preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up) may be declared or paid or set aside for payment, and no other distribution may be declared or made, upon our common stock or any of our other capital stock ranking junior to or on parity with our Series A preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up; and

  •
  no shares of our common stock or any other shares of our capital stock ranking junior to or on parity with our Series A preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us, except by conversion into or exchange for other shares ranking junior to our Series A preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up;

provided, however, that the foregoing will not prevent the redemption, purchase or acquisition by us of any shares of capital stock to the extent necessary to preserve our REIT status.

        When full cumulative dividends are not paid (or we do not set apart a sum sufficient to pay in full cumulative dividends for all past dividend periods and the current dividend period) upon our Series A preferred stock and the shares of any other series of preferred stock ranking on parity as to dividend rights with our Series A preferred stock, all dividends declared upon our Series A preferred stock and any other series of preferred stock ranking on parity as to dividend rights with our Series A preferred stock will be declared pro rata, so that the amount of dividends declared per share of our Series A preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accumulated dividends per share of our Series A preferred stock and such other series of preferred stock (which will not include any accrual or accumulation in respect of unpaid dividends for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other.

        No interest will be payable in respect of any dividend payment on our Series A preferred stock that may be in arrears. Holders of shares of our Series A preferred stock will not be entitled to any dividend, whether payable in cash, property, or stock, in excess of the full cumulative dividends on our Series A preferred stock to which they are entitled. Any dividend payment made on shares of our Series A preferred stock will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

        If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section) any portion, which we refer to as the "Capital Gains Amount," of the total dividends (as determined for Federal income tax purposes) paid or made available for the year to holders of all classes and series of shares of our capital stock, then the portion of the Capital Gains Amount that will be allocable to holders of our Series A preferred stock will be in the same portion that the total dividends paid or made available to the holders of our Series A preferred stock for the year bears to the total dividends for the year made with respect to all classes and series of our outstanding shares of capital stock.

Liquidation Preference

        Upon our voluntary or involuntary liquidation, dissolution or winding up, you, as a holder of our Series A preferred stock, will be entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities and subject to the preferential rights of the holders of any future series of preferred stock ranking senior to the Series A preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up (the establishment of which series of preferred stock shall be subject to the provisions under "—Voting Rights" below)) a liquidation preference of $25.00 per share in cash (or property having a fair market value as determined by our board of directors valued at $25.00 per share) plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock ranking junior to our Series A preferred stock as to liquidation rights.

        If upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to make full payment to holders of our Series A preferred stock and any other shares of our preferred stock ranking on parity with our Series A preferred stock as to liquidation rights, then holders of our Series A preferred stock and holders of shares of such preferred stock ranking on parity with our Series A preferred stock as to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        Written notice of any such liquidation, dissolution or winding up, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances will be payable, will be given to you by first-class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, at your address as it appears on our stock transfer records (or, in the case of Series A preferred stock held in global form, in accordance with applicable procedures of DTC).

        After payment of the full amount of the liquidating dividends to which you are entitled on your shares of Series A preferred stock, you will not have any right or claim to any of our remaining assets with respect to such shares of Series A preferred stock.

        Our consolidation or merger with or into another entity, the merger of another entity with or into us, or the sale, lease or conveyance of all or substantially all of our property or business will, in each case, not be deemed to constitute a liquidation, dissolution or winding up of our affairs for purposes of the liquidation rights of our Series A preferred stock.

Redemption

Optional Redemption

        Except with respect to the special optional redemption and REIT qualification optional redemption provisions described below, we may not redeem the Series A preferred stock prior to February 13, 2018. On or after February 13, 2018, we, at our option, upon giving the notice described below, may redeem our Series A preferred stock, in whole at any time or in part from time to time, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of redemption with respect to the Series A preferred stock (whether pursuant to our optional redemption right, REIT qualification optional redemption right or special optional redemption right), the holders of Series A preferred stock will not have the conversion right described below under "—Conversion Rights" with respect to the shares of Series A preferred stock called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends).

Special Optional Redemption

        Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of redemption with respect to the Series A preferred stock (whether pursuant to our optional redemption right, REIT qualification optional redemption right, or our special optional redemption right), the holders of Series A preferred stock will not have the conversion right described below under "—Conversion Rights" with respect to the shares of Series A preferred stock called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends).

        A "Change of Control" is when, after the initial delivery of the Series A preferred stock, the following have occurred and are continuing:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  •
  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption

        For us to qualify as a REIT under the Code, among other things, ownership of our capital stock, which includes the Series A preferred stock, is restricted, and not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of any taxable year. To assist us in meeting this requirement, no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, subject to certain exceptions, more than 9.9% of the value or number, whichever is more restrictive, of the outstanding shares of our capital stock (the "Ownership Limit"). See "Restrictions on Ownership and Transfer" in the accompanying prospectus for additional information.

        If the redemption of a holder's Series A preferred stock is required to prevent a violation of our Ownership Limit, then we may, at our option, redeem the Series A preferred stock of such holder, in such amount required to comply with the Ownership Limit, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared), to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of redemption with respect to the Series A preferred stock (whether pursuant to our optional redemption right, REIT qualification optional redemption right or special optional redemption right), the holders of Series A preferred stock will not have the conversion right described below under "—Conversion Rights" with respect to the shares of Series A preferred stock called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends).

Redemption Procedures

        If we elect to redeem our Series A preferred stock as described above, we will provide to you, if you are a record holder of the Series A preferred stock, a notice of redemption not fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books or, in the case of Series A preferred stock held in global form, in accordance with the applicable procedures of DTC. A failure to give notice of redemption or any defect in the notice or in its provision will not affect the validity of the redemption of any Series A preferred stock, except as to the holder to whom notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the redemption price and accumulated and unpaid dividends payable on the redemption date;

  •
  the number of shares of Series A preferred stock to be redeemed;

  •
  if fewer than all shares of our Series A preferred stock by you are to be redeemed, the number of shares of our Series A preferred stock to be redeemed;

  •
  the place or places where the certificates, if any, representing shares of Series A preferred stock are to be surrendered for payment of the redemption price;

  •
  procedures for surrendering non-certificated shares of Series A preferred stock for payment of the redemption price;

  •
  that dividends on the shares of Series A preferred stock to be redeemed will cease to accrue and accumulate on such redemption date (unless we default in payment of the redemption price and all accumulated and unpaid dividends);

  •
  that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A preferred stock;

  •
  in the case of a redemption described above under "—Special Optional Redemption," that the Series A preferred stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control (unless we default in payment of the redemption price and all accumulated and unpaid dividends) and a brief description of the transaction or transactions constituting such Change of Control; and

  •
  in the case of a redemption described above under "—Special Optional Redemption," that the holders of the Series A preferred stock to which the notice relates will not be able to tender such Series A preferred stock for conversion in connection with the Change of Control and each share of Series A preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

        If we redeem fewer than all of the shares of our Series A preferred stock, we will determine the number of shares to be redeemed. In such circumstances, the shares of our Series A preferred stock to be redeemed will be selected pro rata or in another equitable manner determined by us and in accordance with the rules of the NYSE or any other securities exchange or quotation system on which the Series A preferred stock is then listed, traded or quoted.

        Notwithstanding the foregoing, if the Series A preferred stock is held in global form, the notice of redemption and redemption procedures, as applicable, must comply with applicable procedures of DTC.

        If we have given a notice of redemption and have irrevocably set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A preferred stock called for redemption, then from and after the redemption date (unless we default in payment of the redemption price and all accumulated and unpaid dividends), those shares of Series A preferred stock will be treated as no longer being outstanding, no further dividends will accrue or accumulate and all other rights of the holders of those shares of Series A preferred stock will terminate. The holders of those shares of Series A preferred stock will retain their right to receive the redemption price for their shares and any accumulated and unpaid dividends through, but not including, the redemption date, without interest.

        If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, the holders of Series A preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A preferred stock on the corresponding payment date notwithstanding the redemption of the Series A preferred stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A preferred stock to be redeemed.

        Notwithstanding the foregoing, unless full cumulative dividends on all shares of our Series A preferred stock have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past dividend periods and the then current dividend period, we may not:

  •
  redeem any shares of our Series A preferred stock or any class or series of our capital stock ranking junior to or on parity with the Series A preferred stock as to dividend rights or rights upon liquidation, dissolution or winding up unless we simultaneously redeem all shares of our Series A preferred stock; or

  •
  purchase or otherwise acquire directly or indirectly any shares of our Series A preferred stock or any other shares of our capital stock ranking junior to or on parity with our Series A preferred stock as to dividend rights or rights upon liquidation, dissolution or winding up, except by exchange for shares of capital stock ranking junior to our Series A preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up;

provided, however, that the foregoing will not prevent the redemption, purchase or acquisition by us of any shares of capital stock to the extent necessary to preserve our REIT status.

Conversion Rights

        Upon the occurrence of a Change of Control, each holder of Series A preferred stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem the Series A preferred stock as described under "—Redemption—Optional Redemption," "—Redemption—Special Optional Redemption," or "—Redemption—Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption" in which case such holder will only have the right with respect to the shares of Series A preferred stock not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares of Series A preferred stock subject to such default in payment)) to convert some or all of the Series A preferred stock held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A preferred stock (the "Common Stock Conversion Consideration"), which is equal to the lesser of:

  •
  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A preferred stock dividend payment and prior to the corresponding Series A preferred stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the "Conversion Rate"); and

  •
  the Share Cap, subject to certain adjustments described below.

        The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a "Share Split") with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

        For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 24,679,000 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters' over-allotment option to purchase additional shares of Series A preferred stock is exercised, not to exceed 28,380,850 shares of common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

        In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series A preferred stock will receive upon conversion of such Series A preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration," and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the "Conversion Consideration").

        If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

        We will not issue fractional shares of common stock upon the conversion of the Series A preferred stock. Instead, we will pay the cash value of such fractional shares.

        Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series A preferred stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

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  the events constituting the Change of Control;

  •
  the date of the Change of Control;

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  the last date on which the holders of Series A preferred stock may exercise their Change of Control Conversion Right;

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  the method and period for calculating the Common Stock Price;

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  the Change of Control Conversion Date;

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  that if, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem all or any portion of the Series A preferred stock, holders will not be able to convert Series A preferred stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless we default in payment of the redemption price and all accumulated and unpaid dividends);

  •
  if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A preferred stock;

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  the name and address of the paying agent and the conversion agent;

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  the procedures that the holders of Series A preferred stock must follow to exercise the Change of Control Conversion Right; and

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  the last date on which holders of Series A preferred stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

        We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A preferred stock.

        To exercise the Change of Control Conversion Right, the holders of Series A preferred stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing Series A preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent, or, in the case of Series A preferred stock held in global form, comply with the applicable procedures of DTC. The conversion notice must state:

  •
  the relevant Change of Control Conversion Date;

  •
  the number of shares of Series A preferred stock to be converted; and

  •
  that the Series A preferred stock is to be converted pursuant to the applicable provisions of the Series A preferred stock.

        The "Change of Control Conversion Date" is the date the Series A preferred stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A preferred stock.

        The "Common Stock Price" will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

        Holders of Series A preferred stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

  •
  the number of withdrawn shares of Series A preferred stock;

  •
  if certificated Series A preferred stock has been issued, the certificate numbers of the withdrawn shares of Series A preferred stock; and

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  the number of shares of Series A preferred stock, if any, which remain subject to the conversion notice.

        Notwithstanding the foregoing, if the Series A preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

        Series A preferred stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series A preferred stock, whether pursuant to our optional redemption right, our special optional redemption right or REIT qualification optional redemption right. If we elect to redeem Series A preferred stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date, in accordance with our optional redemption right, special optional redemption right or REIT qualification optional redemption right. See "—Redemption—Optional Redemption," "—Redemption—Special Optional Redemption" and "—Redemption—Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption" above.

        We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

        In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A preferred stock into shares of our common stock or other property. Notwithstanding any other provision of the Series A preferred stock, no holder of Series A preferred stock will be entitled to convert such Series A preferred stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the Ownership Limit unless we provide an exemption from this limitation for such holder. See "—Redemption—Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption" above.

        The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over us. See "Risk Factors—You may not be able to exercise conversion rights upon a change of control. If exercisable, the change of control conversion rights may not adequately compensate you and may make it more difficult for a party to take over our company or discourage a party from taking over our company."

        Except as provided above in connection with a Change of Control, the Series A preferred stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption

        The Series A preferred stock has no maturity date and we are not required to redeem the Series A preferred stock at any time. Accordingly, the Series A preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series A preferred stock have a conversion right, such holders convert the Series A preferred stock into our common stock. The Series A preferred stock is not subject to any sinking fund.

Voting Rights

        As a holder of our Series A preferred stock, you will not have any voting rights, except as set forth below or as required by law or the rules of the NYSE or any other securities exchange or quotation system on which the Series A preferred stock is then listed, traded or quoted. On any matters in which our Series A preferred stock is entitled to vote, each share will be entitled to one vote.

        Whenever dividends on our Series A preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of our Series A preferred stock will be entitled, voting as a single class together with holders of all other series of our preferred stock upon which voting rights have been conferred and are exercisable (the "Voting Parity Preferred"), to elect a total of two additional directors to our board of directors at a special meeting called by the holders of record of at least 10% of the Series A preferred stock or at least 10% of any other Voting Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting, until all dividends accumulated on the Series A preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of such dividends has been set aside for payment. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A preferred stock shall have been paid in full or set aside for payment in full, the holders of the Series A preferred stock shall be divested of the foregoing voting rights (but subject always to the same provision for the vesting of such voting rights in the case of any future arrearages for six or more quarterly periods (whether or not consecutive)), and if all accumulated dividends and the dividend for the then current period have been paid in full or set aside for payment in full on all series of Voting Parity Preferred, the term of office of each director so elected by the holders of the Series A preferred stock and the Voting Parity Preferred shall terminate.

        In addition, the certificate of designations for the Series A preferred stock will provide that we may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of our Series A preferred stock voting separately as a class:

  •
  authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to our Series A preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such senior shares; or

  •
  amend, alter or repeal the provisions of our certificate of incorporation (including the certificate of designations) or bylaws, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our Series A preferred stock or the holders thereof.

        However, with respect to any such amendment, alteration or repeal of the provisions of our certificate of incorporation (including the certificate of designations), whether by merger, consolidation or otherwise, so long as our Series A preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such event, we may not be the surviving entity and such surviving entity may thereafter be the issuer of our Series A preferred stock, the occurrence of any such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of our Series A preferred stock.

        Any increase in the amount of total authorized preferred stock, or any increase in the amount of authorized shares of our Series A preferred stock, or any creation, issuance or increase in the amount of authorized shares of any other series of our preferred stock ranking on parity with or junior to our

Series A preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of our Series A preferred stock.

Information Rights

        During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any Series A preferred stock is outstanding, we will (i) transmit by mail or otherwise provide (or other permissible means under the Exchange Act) to all holders of Series A preferred stock as their names and addresses appear in our record books (or otherwise in accordance with the applicable procedures of DTC) and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits, including certifications, that would have been required) (ii) promptly, upon request, provide copies of such reports to any prospective holder of Series A preferred stock. In such case, we will mail (or otherwise provide) the information to the holders of Series A preferred stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act.

Preemptive Rights

        No holders of the Series A preferred stock will, as holders of Series A preferred stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Book-Entry Only Issuance—The Depository Trust Company

        Our Series A preferred stock will be represented by one global security that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the shares. One global security will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the shares. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

        When you purchase shares through the DTC system, the purchases must be made by or through a direct participant who will receive credit for the shares on DTC's records. Since you actually own the shares, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of our Series A preferred stock. DTC's records only show the identity of the direct participants and the amount of the shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

        We will wire dividend payments to DTC's nominee, and we will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

        Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

        It is DTC's current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the shares held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC or us.

        Our Series A preferred stock represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of our Series A preferred stock to be represented by a global security.

        If the book-entry-only system is discontinued, our transfer agent will keep the registration books for our Series A preferred stock at its corporate office.

Transfer Agent

        The transfer agent, registrar and dividend disbursing agent for our Series A preferred stock will be American Stock Transfer & Trust Company, LLC.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the ownership and disposition of our Series A preferred stock. Except where noted, this summary deals only with Series A preferred stock held as a capital asset. This summary is based upon the provisions of the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, "controlled foreign corporations", "passive foreign investment companies", broker dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold Series A preferred stock as part of a hedge against currency or interest rate risks or that hold Series A preferred stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of Series A preferred stock that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of Series A preferred stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Series A preferred stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations with respect to the ownership and disposition of our Series A preferred stock.

Taxation of General Growth Properties, Inc.

General

        This section is a summary of certain federal income tax matters of general application pertaining to us under the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

        We elected to be treated as a REIT in connection with the filing of our tax return for 2010. Such election was retroactive to July 1, 2010, the date of our incorporation. We believe that, commencing with such taxable year, we have been organized, have operated and are continuing to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In connection with this registration, Arnold & Porter LLP, our special REIT tax counsel, has delivered an opinion to us that, commencing with our taxable year ending on December 31, 2010 we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code and our current and proposed method of operation will enable us to meet the requirements for qualification as a REIT under the Code.

        It must be emphasized that the opinion of Arnold & Porter LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Arnold & Porter LLP or by us that we will so qualify for any particular year. Arnold & Porter LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service ("IRS") or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Arnold & Porter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

        If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

  •
  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  •
  We may, under certain circumstances, be subject to the "alternative minimum tax" on our items of tax preference.

  •
  If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

  •
  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

  •
  If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

  •
  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

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  If we acquire any asset from a C corporation in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are forgone by the corporation from which the assets are acquired.

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  We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS disputes the reported amounts of these items.

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  If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each stockholder will be required to include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and each of our stockholders will receive a credit or refund for its proportionate share of the tax we pay.

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  We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

        Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

          1.     that is managed by one or more trustees or directors;

          2.     the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

          3.     which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

          4.     which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          5.     the beneficial ownership of which is held by 100 or more persons;

          6.     in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

          7.     that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

          8.     that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that the first four conditions listed above must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to "look-through" attribution rules to determine the individuals who constructively own the stock held by the entity.

        We believe we have operated and intend to continue to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under "—Failure to qualify as a REIT" for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand each year from the record holders of certain percentages of our stock written statements in which the record holders are to disclose the persons required to include in gross income our REIT dividends. A stockholder who fails or refuses to comply with the demand must submit a statement with his or her tax return disclosing the actual ownership of the shares and certain other information.

        In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We use a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

        In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "interest" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

        Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "rents from real property" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as "rents from real property" if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as "rents from real property" so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third parties for this purpose means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

        In addition, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

        Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for non-customary services or operation or management that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm's length, the IRS's adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See "—Penalty tax" below. Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See "—Failure to qualify as a REIT" below for a discussion of the implications of such failure to qualify as a REIT. As discussed above in "—General," even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

        At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a "real estate asset" only for the one-year period beginning on the date that we receive the proceeds of the offering.

        Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

        Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain "straight debt" securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property, any security issued by a REIT or a qualified REIT subsidiary (as described below), and certain interests in partnerships (which are subject to a look-thru rule as described below). In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purpose certain securities described in the Code.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

        Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or that we will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

        We may own and operate one or more properties through partnerships and other entities classified as partnerships for U.S. federal income tax purposes. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest.

        We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

        We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock, and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer's securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

        We may from time to time own corporate subsidiaries treated as taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See "—Asset tests" above.

        Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status.

        Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary's securities and the income and gain we derive therefrom. Certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Distribution requirements

        In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income"; and

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  90% of our after-tax net income, if any, from foreclosure property; minus

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  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income," as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

        We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

        Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Prohibited transaction income

        Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

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  the property sold is a real estate asset for purposes of the asset tests discussed above;

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  the REIT has held the property for at least two years;

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  aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

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  either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

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  with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

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  if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions.

Penalty tax

        Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm's length rates, although the fees paid may not satisfy the safe harbor provisions referenced in the preceding paragraph. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

        Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 20% assuming the relevant holding period requirements have been met (for tax years beginning after 2012), and corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on Series A preferred stock

        If we make a distribution of cash or other property (including distributions of our common stock) in respect of our Series A preferred stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations.

        To the extent that we make distributions on shares of our Series A preferred stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in the U.S. holder's shares of our Series A preferred stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in the holder's shares will be taxable as capital gain.

        The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year.

Capital gain dividends

        Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our Series A preferred stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently are taxable to non-corporate U.S. holders at a 20% or 25% rate (with respect to unrecaptured Section 1250 gains). If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

  •
  include the holder's pro rata share, based on its shareholdings on the last day of our taxable year, of our undistributed net capital gain in computing the holder's long-term capital gains in the holder's return for the holder's taxable year in which the last day of our taxable year falls;

  •
  be deemed to have paid the holder's proportionate share of capital gain tax imposed on us on the designated amounts included in the holder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by the holder;

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  increase the adjusted tax basis of the holder's Series A preferred stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

  •
  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

        A portion of distributions out of our current or accumulated earnings and profits may constitute "qualified dividend income" that is taxed to non-corporate U.S. holders at a maximum rate of 20% (the same as the maximum rate applicable to long-term capital gains) for tax years beginning after 2012 to the extent the amount is attributable to amounts described below, and we properly designate the amount as "qualified dividend income" and the relevant holding period requirements have been met. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

  •
  the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

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  the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

  •
  the excess of any income recognized during the immediately preceding year that is subject to tax by reason of application of the regulations under Section 337(d) of the Code for such preceding year over the federal income tax paid by us with respect to the application of such regulations.

Sale, redemption or other disposition of Series A preferred stock

        You will generally recognize capital gain or loss on a sale or other disposition of Series A preferred stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the Series A preferred stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the Series A preferred stock. If you are a non-corporate U.S. holder and your holding period for the Series A preferred stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

        A redemption of your Series A preferred stock for cash will be treated as a sale or exchange if it (1) results in a "complete termination" of a your interest in our stock or (2) is not "essentially equivalent to a dividend" with respect to you, both within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by you by reason of certain constructive ownership rules, as well as shares actually owned by you, must generally be taken into account. If you do not own (actually or constructively) any additional Series A preferred stock or our common stock, or own only an insubstantial percentage of our stock, and do not participate in our control or management, a redemption of your Series A preferred stock will generally qualify for sale or exchange treatment. Otherwise, the redemption may be taxable as a dividend. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. holder depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. holders are advised to consult their own tax advisors regarding the tax treatment of a redemption. If a redemption of Series A preferred stock is treated as an exchange, it will be taxable as described in the preceding paragraph. If a redemption is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption "—Distributions" above.

Redemption Premium

        Under Section 305 of the Code, preferred stock that may be redeemed at a price higher than its issue price (in excess of a "de minimis" amount equal to 0.25 percent of its redemption price multiplied by the number of complete years to the earliest possible redemption date) may be treated as issued with "redemption premium." The amount of such redemption premium could be treated as a constructive distribution that would be required to be taken into account under principles similar to those relating to "original issue discount" in the context of debt securities. Under applicable Treasury Regulations, such treatment is required in the case of callable preferred stock (such as the Series A preferred stock) only if, based on all of the facts and circumstances as of the issue date, redemption pursuant to the call right is more likely than not to occur. The Treasury Regulations also provide a safe harbor pursuant to which an issuer's right to redeem will not be treated as more likely than not to occur if (i) the issuer and the purchaser of the preferred stock are not related parties; (ii) there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem the preferred stock; and (iii) exercise of the issuer's right to redeem would not reduce the yield of the preferred stock. While there can be no assurance in this regard, we believe that constructive distribution treatment of the redemption premium on the Series A preferred stock, if any, should not be required. You should consult your tax advisor with regard to the application of Section 305 to your situation (including whether any current accrual relating to redemption premium, if any, is required).

Additional Medicare Contribution Tax

        An additional tax of 3.8% generally will be imposed on the "net investment income" of U.S. holders who meet certain requirements and are individuals, estates or certain trusts for taxable years beginning after December 31, 2012. Among other items, "net investment income" generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as shares of our Series A preferred stock. In the case of individuals, this tax will only apply to the extent such individual's modified adjusted gross income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return). U.S. holders should consult their tax advisors regarding the possible applicability of this additional tax in their particular circumstances.

Taxation of non-U.S. holders

Sale or other disposition of Series A preferred stock

        You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of Series A preferred stock unless the Series A preferred stock constitutes a United States

Real Property Interest, or "USRPI" (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Stock of a U.S. corporation is treated as a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a "domestically controlled qualified investment entity." Shares of our Series A preferred stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by non-U.S. holders. We believe that we are a "domestically controlled qualified investment entity," but we cannot guarantee such status in part due to the fact that our stock is publicly traded.

        Even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our Series A preferred stock, gain arising from a sale or exchange of a non-U.S. holder's shares of our Series A preferred stock will generally not be subject to taxation under FIRPTA as a sale of a USRPI if (a) shares of our Series A preferred stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange, and (b) such non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our Series A preferred stock throughout the five-year period ending on the date of the sale or exchange. Although we expect that the shares of our Series A preferred stock will be "regularly traded" within the definition of the applicable regulations, there can be no assurance in this regard. Even if shares of our preferred shares are not "regularly traded", an exception to taxation under FIRPTA may apply if the shares of our common stock are considered "regularly traded," and the non-U.S. holder owns an amount of stock no greater than 5% of the relevant class for the required period as determined under the FIRPTA regulations. You should consult your own tax advisor to determine whether the relevant regulatory exceptions will apply to your particular circumstances.

        If gain on the sale or exchange of a non-U.S. holder's shares of our Series A preferred stock is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

        Notwithstanding the foregoing, gain from the sale or exchange of shares of our Series A preferred stock not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our Series A preferred stock is treated as effectively connected with the non-U.S. holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if a sale or exchange of our Series A preferred stock would be exempt from FIRPTA because we are a "domestically controlled qualified investment entity," upon disposition of shares of our Series A preferred stock, a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder's shares of our Series A preferred stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our Series A preferred stock within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Distributions

        If you receive a distribution with respect to Series A preferred stock that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, the distribution will be generally taxed as ordinary income to the extent that such distribution is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

  •
  the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

  •
  an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

        Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

        Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs

        Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our Series A preferred stock that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend, in either case, unless a lower treaty rate is applicable. If we designate a prior distribution as a capital gain dividend, we may be required to do "catch-up" on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder's U.S. federal income tax liability.

        Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the rates applicable to U.S. holders or to the 35% U.S. withholding tax described above, but only if the non-U.S. holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. We believe the shares of our Series A preferred stock will be regularly traded on a market that we believe qualifies as an established securities market located in the United States within the meaning of the Code. Thus, income from distributions paid by us to non-U.S. holders who do not own more than 5% of the shares of our Series A preferred stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs will be treated as ordinary dividend distributions.

        The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S.

federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above), or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

        If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

          1.     the investment in the non-U.S. holder's shares of our Series A preferred stock is treated as effectively connected with the holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under "—Distributions" above; or

          2.     the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulation §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions or to a lower treaty rate (as discussed above). Currently, we do not believe that either of these characterizations is the correct interpretation of the Treasury Regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the IRS or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains

        Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our Series A preferred stock held by non-U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder's U.S. federal income tax liability resulting from the holder's proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder's proportionate share of the tax paid by us exceeds the holder's actual U.S. federal income tax liability.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with dividends on Series A preferred stock and the proceeds of a sale or other disposition of Series A preferred stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on dividends on Series A preferred stock and the proceeds of a sale or other disposition of Series A preferred stock unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on Series A preferred stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Payment of the proceeds of the sale or other disposition of Series A preferred stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of Series A preferred stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

        A 30% withholding tax will be imposed on certain payments to you or certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such institutions fail to comply with information reporting requirements. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Such payments will include dividends on our Series A preferred stock and the gross proceeds from the sale or other disposition of our Series A preferred stock. You could be affected by this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold our Series A preferred stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). However, withholding will not apply to payments of dividends before January 1, 2014, and to payments of gross proceeds from a sale or other disposition of our Series A preferred stock before January 1, 2017.

UNDERWRITING

        We have entered into an underwriting agreement with Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named below, with respect to the shares of Series A preferred stock being offered. Subject to certain conditions, we have agreed to sell and each underwriter has severally, and not jointly, agreed to purchase the number of shares of Series A preferred stock indicated in the following table.

Underwriters	Number of Shares
Morgan Stanley & Co. LLC	2,075,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,075,000
UBS Securities LLC	2,075,000
Wells Fargo Securities, LLC	2,075,000
RBC Capital Markets, LLC	1,000,000
Citigroup Global Markets Inc.	350,000
J.P. Morgan Securities LLC	350,000

Total	10,000,000

        The underwriters are committed to take and pay for all of the shares of Series A preferred stock being offered, if any are taken, other than the shares of Series A preferred stock covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of Series A preferred stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.5000 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.4500 per share to other dealers. If the shares of Series A preferred stock are not sold at the initial price to the public, the underwriters may change the offering price and the other selling terms.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        If the underwriters sell more shares of Series A preferred stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,500,000 shares of Series A preferred stock from us. They may exercise that option for 30 days from the date of this prospectus supplement. If any shares of Series A preferred stock are purchased pursuant to this option, the underwriters will severally, and not jointly, purchase the additional shares of Series A preferred stock in approximately the same proportion as set forth in the table above.

        Prior to the Series A preferred stock offering, there has been no public market for the Series A preferred stock. We intend to file an application to list the Series A preferred stock on the NYSE under the symbol "GGP PrA". We will use our best efforts to have the listing application for the Series A preferred stock approved. If the application is approved, trading of the Series A preferred stock is expected to commence within 30 days after the date of initial delivery of the Series A preferred stock. Certain of the underwriters have advised us that they intend to make a market in the Series A preferred stock prior to commencement of any trading on the NYSE, but they are not obligated to do so and may discontinue market making activities, if commenced, at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A preferred stock.

        The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional 1,500,000 shares of Series A preferred stock.

	No Exercise	Full Exercise
Per Share	$0.7875	$0.7875
Total	$7,875,000	$9,056,250

        Shares of Series A preferred stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the shares of Series A preferred stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares of Series A preferred stock by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        In connection with this offering, the underwriters may purchase and sell shares of Series A preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to it. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Series A preferred stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Series A preferred stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and may stabilize, maintain or otherwise affect the market price of the Series A preferred stock. As a result, the price of the Series A preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        For a period beginning on the date of this prospectus and through 30 days after the date of this prospectus, we have agreed that we will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our securities that are substantially similar to the Series A preferred stock, including but not limited to any options or warrants to purchase shares of Series A preferred stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Series A preferred stock or any substantially similar securities without the prior consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC; provided, however, the foregoing restrictions do not apply to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus.

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Series A preferred stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares of Series A preferred stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Series A preferred stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the shares of Series A preferred stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        Each of the underwriters may arrange to sell shares of Series A preferred stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

        We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $275,000 and will be payable by us.

        We expect that delivery of the Series A preferred stock will be made against payment thereof on or about February 13, 2013, which will be the fifth business day following the pricing of the Series A preferred stock (such settlement cycle being herein referred to as "T + 5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series A preferred stock on the date of pricing or the next business day will be required, by virtue of the fact that the Series A preferred stock initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series A preferred stock who wish to trade the Series A preferred stock on the date of pricing of the Series A preferred stock or the next three business days should consult their own advisor.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        As described under "Use of Proceeds," we intend to use the net proceeds from this offering to repay a portion of our revolving credit facility. Affiliates of certain of the underwriters are lenders under our revolving credit facility and therefore will receive their pro rata share of any net proceeds from this offering that we use to repay our revolving credit facility. In addition, certain of the underwriters or their affiliates were joint bookrunners and joint lead arrangers, co-documentation agents, co-syndication agents, and administrative agents in connection with our revolving credit facility. Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, is also a lender under our term loan maturing in 2016. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC is a lender under our certain of our property-level financing and our term loan maturing in 2016. Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, is a lender under certain of our property-level financings.

        In addition, one or more additional underwriters may serve as co-managers of or otherwise act as underwriters in this offering. Affiliates of those underwriters also may be lenders under our revolving line of credit or other indebtedness that we repay with net proceeds from this offering and, in such case, will receive their pro rata share of any proceeds from this offering that we use to repay any such indebtedness under which they are lenders.

 VALIDITY OF THE SERIES A PREFERRED STOCK

        The validity of the shares of Series A preferred stock being offered herein will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain tax matters related to our qualification as a REIT will be passed upon for us by Arnold & Porter LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        Our consolidated financial statements, except for the financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C. (which are accounted for by use of the equity method), and the related consolidated financial statement schedule, incorporated by reference in this prospectus supplement from our Current Report on Form 8-K filed on June 27, 2012, and the effectiveness of our internal control over financial reporting, incorporated by reference in this prospectus supplement from our Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and for the consolidated financial statements includes an explanatory paragraph regarding GGP's financial statements with assets, liabilities, and a capital structure having carrying values not comparable with prior periods, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. The consolidated financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C., (which are accounted for by use of the equity method), as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, not presented separately in this prospectus supplement, have been audited by KPMG LLP, an independent registered public accounting firm. Our consolidated financial statements and consolidated financial statement schedule are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

PROSPECTUS

GENERAL GROWTH PROPERTIES, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
UNITS

        We may from time to time offer to sell our debt securities, common stock or preferred stock, or warrants or rights to acquire such securities, either separately or as units that include any of these securities. The debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol "GGP." The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Our principal executive offices are located at 110 N. Wacker Drive, Chicago, Illinois 60606. Our telephone number is (312) 960-5000.

        Investing in these securities involves risks. See "Item 1A—Risk Factors" beginning on page 7 of Exhibit 99.1 to our Current Report on Form 8-K, filed on June 27, 2012, which is incorporated by reference herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2012

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise stated, or the context otherwise requires, references in this prospectus to "we," "us" and "our" are to General Growth Properties, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.ggp.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012 (except for Items 1, 1A, 2, 6, 7, 7A, 8 and 15, as amended by our Current Report on Form 8-K, filed on June 27, 2012);

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  Our Definitive Proxy Statement filed on March 16, 2012;

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  Our Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2012, filed on May 9, 2012;

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  Our Current Reports on Form 8-K filed on April 3, 2012, May 1, 2012, May 4, 2012 and June 27, 2012;

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  The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on November 3, 2010 and amended on November 5, 2010;

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  Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

        Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Stacie L. Herron, Vice President and Secretary, General Growth Properties, Inc., 110 N. Wacker Drive, Chicago, Illinois 60606, Telephone No. (312) 960-5000.

WHO WE ARE

        General Growth Properties, Inc. is a Delaware corporation, incorporated on July 1, 2010 as New GGP, Inc., and the successor registrant (the "Successor") by merger on November 9, 2010 to GGP, Inc. ("Old GGP"), which had operated as a self-administered and self-managed real estate investment trust, referred to as a "REIT" since 1986. We are a leading real estate owner and operator of high quality regional malls with, as of December 31, 2011, an ownership interest in 136 regional shopping malls in 41 states, comprising 58 million square feet of gross leasable area, excluding anchor tenants. We also own stand-alone office properties, community shopping centers and hybrid mixed-use properties.

        The Company began over 50 years ago as the owner of a single retail property in Cedar Rapids, Iowa. Through organic growth and strategic acquisitions, we now own some of the highest quality retail assets in the United States with many of our properties located in the fastest growing regions of the country.

USE OF PROCEEDS

        Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants or rights that may be offered hereunder for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries and financing possible acquisitions. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

        We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants or rights that may be offered under this prospectus.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

        Our charter and by-laws and certain provisions of the Delaware General Corporation Law may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

        Delaware Anti-Takeover Law.    We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

  •
  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

        Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

        Director Action.    Our charter and by-laws and the Delaware General Corporation Law generally require that a majority of a quorum is necessary to approve any matter to come before the board of directors. Certain matters also require approval of a majority of the independent directors on the board of directors.

        Director Liability Limitation and Indemnification.    Our amended and restated certificate of incorporation provides that no director will be personally liable for monetary damages to us or to our stockholders for breach of fiduciary duty as a director, except for liability to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of our amended and restated certificate of incorporation that is inconsistent with the foregoing will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        Our amended and restated certificate of incorporation provides that we will indemnify and hold harmless each of our officers and directors. The indemnification provisions provide that we indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In addition, we may, by action of our Board of Directors, provide indemnification to our employees and agents with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers and we have entered into indemnification agreements with members of our board of directors.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        Generally, for us to qualify as a real estate investment trust ("REIT"), under the Internal Revenue Code of 1986, as amended (the "Code") for a taxable year, the following conditions (among others) must be satisfied:

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  not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

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  our capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

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  certain percentages of our gross income and assets must be from particular activities and types of assets.

Accordingly, our certificate of incorporation contains provisions which limit the amount of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the "Ownership Limit."

        Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of our capital stock.

        Our board of directors may waive (and has waived) the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit may be eliminated by the board of directors if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and resolves to remove the Ownership Limit.

        Our certificate of incorporation further provides that, subject to limited exceptions, upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in violation of the applicable Ownership Limit (referred to as "Excess Shares"), such person (known as a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the amount paid for such shares by the Prohibited Owner or, if no consideration was paid by the Prohibited Owner, the fair market value of the shares at the time they became Excess Shares as determined by the board of directors and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The charitable beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

        The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above or in our certificate of incorporation, any change in the Ownership Limit would require an amendment to our certificate of incorporation. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of us without the approval of our board of directors.

        All shares of capital stock issued by us will be subject to legends and stop-transfer restrictions as described above.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the ownership and disposition of our common stock. This summary does not address the considerations with respect to an investment in shares of our preferred stock, debt securities, warrants, rights or units. The tax considerations of such an investment will be discussed in the applicable prospectus supplement. Except where noted, this summary deals only with common stock held as a capital asset. This summary is based upon the provisions of the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, "controlled foreign corporations", "passive foreign investment companies", broker dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock as part of a hedge against currency or interest rate risks or that hold common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of common stock that is, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of common stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations with respect to the ownership and disposition of our common stock.

Taxation of General Growth Properties, Inc.

General

        This section is a summary of certain federal income tax matters of general application pertaining to us under the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

        We have elected to be treated as a REIT beginning in our taxable year ending December 31, 2010. We believe that, commencing with such taxable year, we were organized and have operated in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In connection with this registration, Arnold & Porter LLP, our special REIT tax counsel, has delivered an opinion to us that we are qualified to be taxed as a REIT for our taxable years ended December 31, 2010 through December 31, 2011 and that our organization and current proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code for all future years. The opinion of Arnold & Porter LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the conduct of our business operations. However, such opinion is not binding on the Internal Revenue Service ("IRS") or any court, and there is no assurance that the IRS will not successfully challenge the conclusions set forth in such opinion or that we will be able to achieve our goals and thus qualify or continue to qualify to be taxed as a REIT.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Arnold & Porter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT. Arnold & Porter LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law.

        If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

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  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  We may, under certain circumstances, be subject to the "alternative minimum tax" on our items of tax preference.

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  If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

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  If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

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  If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

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  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

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  If we acquire any asset from a C corporation in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are forgone by the corporation from which the assets are acquired.

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  We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS disputes the reported amounts of these items.

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  If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each stockholder will be required to include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and each of our stockholders will receive a credit or refund for its proportionate share of the tax we pay.

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  We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

        Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

          1.     that is managed by one or more trustees or directors;

          2.     the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

          3.     which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

          4.     which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          5.     the beneficial ownership of which is held by 100 or more persons;

          6.     in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

          7.     that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

          8.     that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that the first four conditions listed above must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to "look-through" attribution rules to determine the individuals who constructively own the stock held by the entity.

        We believe we have operated and intend to continue to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under "—Failure to qualify as a REIT" for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand each year from the record holders of certain percentages of our stock written statements in which the record holders are to disclose the persons required to include in gross income our REIT dividends. A stockholder who fails or refuses to comply with the demand must submit a statement with his or her tax return disclosing the actual ownership of the shares and certain other information.

        In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We use a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

        In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "interest" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

        Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "rents from real property" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as "rents from real property" if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as "rents from real property" so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third parties for this purpose means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

        In addition, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

        Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for non-customary services or operation or management that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm's length, the IRS's adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See "—Penalty tax" below. Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See "—Failure to qualify as a REIT" below for a discussion of the implications of such failure to qualify as a REIT. As discussed above in "—General," even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

        At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a "real estate asset" only for the one-year period beginning on the date that we receive the proceeds of the offering.

        Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

        Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain "straight debt" securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property, any security issued by a REIT or a qualified REIT subsidiary (as described below), and certain interests in partnerships (which are subject to a look-thru rule as described below). In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purpose certain securities described in the Code.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

        Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or that we will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

        We may own and operate one or more properties through partnerships and other entities classified as partnerships. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

        We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

        We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock, and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer's securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

        We may from time to time own corporate subsidiaries treated as taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See "—Asset tests" above.

        Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status.

Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary's securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. A taxable REIT subsidiary may engage in activities or hold assets that are not permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Distribution requirements

        In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income"; and

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  90% of our after-tax net income, if any, from foreclosure property; minus

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  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income," as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

        We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

        Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Prohibited transaction income

        Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

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  the property sold is a real estate asset for purposes of the asset tests discussed above;

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  the REIT has held the property for at least two years;

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  aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

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  either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

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  with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

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  if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions.

Penalty tax

        Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm's length rates, although the fees paid may not satisfy the safe harbor provisions referenced in the preceding paragraph. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

        Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2012 (for tax years beginning after 2012, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income), and corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on common stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations.

        To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in the U.S. holder's shares of our common stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in the holder's shares will be taxable as capital gain.

        The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year.

        To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from other sources. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be greater or less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale, and, if greater, a U.S. holder will incur additional taxable gain and possibly additional tax liability.

Capital gain dividends

        Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently (for tax years through 2012) are taxable to non-corporate U.S. holders at a 15% or 25% rate. If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

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  include the holder's pro rata share, based on its shareholdings on the last day of our taxable year, of our undistributed net capital gain in computing the holder's long-term capital gains in the holder's return for the holder's taxable year in which the last day of our taxable year falls;

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  be deemed to have paid the holder's proportionate share of capital gain tax imposed on us on the designated amounts included in the holder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by the holder;

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  increase the adjusted tax basis of the holder's common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

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  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

        A portion of distributions out of our current or accumulated earnings and profits may constitute "qualified dividend income" that is taxed to non-corporate U.S. holders at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2012 (for tax years beginning after 2012, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income) to the extent the amount is attributable to amounts described below, and we properly designate the amount as "qualified dividend income." The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

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  the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

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  the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in gain.

Sale or other disposition of common stock

        You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Recently enacted legislation

        Recently enacted legislation will impose a 3.8% Medicare tax on the net investment income (which includes taxable dividends and gross proceeds of a disposition of our common shares) of certain individuals, trusts, and estates for taxable years beginning after December 31, 2012. (See "—Information Reporting and Backup Withholding" below for a discussion of other recently enacted legislation which may be relevant to an investment in our common shares for certain non-U.S. holders).

Taxation of non-U.S. holders

Sale or other disposition of common stock

        You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock unless the common stock constitutes a United States Real Property Interest, or "USRPI" (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Shares of any U.S. corporation are presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a "domestically controlled qualified investment entity." Shares of our common stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by non-U.S. holders. We believe that we are a "domestically controlled qualified investment entity," but we cannot guarantee such status in part due to the fact that our stock is publicly traded.

        Even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, gain arising from a sale or exchange of a non-U.S. holder's shares of our common stock will generally not be subject to taxation under FIRPTA as a sale of a USRPI if (a) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange, and (b) such non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange.

        We believe the shares of our common stock are regularly traded on an established securities market within the meaning of the Code. Thus, even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of the shares of our common stock, gain arising from the sale of the holder's shares of our common stock generally will not be subject to taxation under FIRPTA as a sale of a USRPI.

        If gain on the sale or exchange of a non-U.S. holder's shares of our common stock is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock, our common stock is not regularly traded on an established securities market, then the purchaser of the shares of our common stock will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

        Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock is treated as effectively connected with the non-U.S. holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if a sale or exchange of our common stock would be exempt from FIRPTA because we are a "domestically controlled qualified investment entity," upon disposition of shares of our common stock, a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder's shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Distributions

        If you receive a distribution with respect to common stock that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, the distribution will be generally taxed as ordinary income to the extent that such distribution is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

  •
  the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

  •
  an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

        Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

        Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs

        Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our common stock that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend, in either case, unless a lower treaty rate is applicable. If we designate a prior distribution as a capital gain dividend, we may be required to do "catch-up" on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder's U.S. federal income tax liability.

        Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the rates applicable to U.S. holders or to the 35% U.S. withholding tax described above, but only if the non-U.S. holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. We believe the shares of our common stock are regularly traded on a market that we believe qualifies as an established securities market located in the United States within the meaning of the Code. Thus, income from distributions paid by us to non-U.S. holders who do not own more than 5% of the shares of our common stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs will be treated as ordinary dividend distributions.

        The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above), or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

        If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

          1.     the investment in the non-U.S. holder's shares of our common stock is treated as effectively connected with the holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under "—Distributions" above; or

          2.     the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulation §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions or to a lower treaty rate (as discussed above). Currently, we do not believe that either of these characterizations is the correct interpretation of the Treasury Regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the IRS or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains

        Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our common stock held by non-U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder's U.S. federal income tax liability resulting from the holder's proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder's proportionate share of the tax paid by us exceeds the holder's actual U.S. federal income tax liability.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with dividends on common stock and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Payment of the proceeds of the sale or other disposition of common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

PLAN OF DISTRIBUTION

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

        The consolidated financial statements of General Growth Properties, Inc. (the "Company"), except for the financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C. (which are accounted for by use of the equity method), and the related consolidated financial statement schedule, incorporated by reference in this prospectus from the Company's Current Report on Form 8-K for the year ended December 31, 2011 dated June 27, 2012, and the effectiveness of General Growth Properties, Inc.'s internal control over financial reporting, incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and for the consolidated financial statements includes an explanatory paragraph regarding the Company's financial statements with assets, liabilities, and a capital structure having carrying values not comparable with prior periods, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. The consolidated financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C., (which are accounted for by use of the equity method), as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, not presented separately herein, have been audited by KPMG LLP, an independent registered public accounting firm. Such consolidated financial statements and consolidated financial statement schedule of the Company are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

10,000,000 Shares

General Growth Properties, Inc.

6.375% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)

PROSPECTUS SUPPLEMENT

Morgan Stanley

BofA Merrill Lynch

UBS Investment Bank

Wells Fargo Securities

RBC Capital Markets

Citigroup

J.P. Morgan

February 6, 2013